SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
NeoPhotonics Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee previously paid with preliminary materials.

☐	Fee computed in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

3081 Zanker Road
San Jose, California 95134 USA
+1-408-232-9200
Dear Stockholder:
I invite you to join us at the Annual Meeting of Stockholders of NeoPhotonics Corporation on Thursday, June 2, 2022 at 9:00 a.m. Pacific Time. We will be using a virtual-only meeting format via live audio webcast as described further in this filing. Stockholders will not be able to attend in person.
At this year’s meeting you will be asked to approve the election of our nominees for director named in the accompanying proxy statement and to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022.
I urge you to vote as our board of directors has recommended:
(1)To elect each of our Class III director nominees; and
(2)To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022.
Attached you will find a notice of meeting (which includes a notice of internet availability of our proxy materials) and proxy statement that contains further information about these items, as well as specific details of the meeting.
Only our stockholders of record at the close of business on April 12, 2022 are entitled to vote at the meeting. A list of names of stockholders entitled to vote at the Annual Meeting will be available during the virtual meeting for examination by stockholders of record and registered beneficial owners who participate in the Annual Meeting by requesting access by email to legal@neophotonics.com.
I cordially invite all stockholders to attend the meeting. However, to assure your representation at the meeting, I urge you to submit your proxy as promptly as possible.
Your vote is important! Whether or not you expect to attend the meeting, I encourage you to vote. Please use the telephone or online internet voting, or sign and return your proxy card prior to the meeting. This will assure that your shares will be represented and voted at the meeting.
Sincerely,
Timothy S. Jenks
President, Chief Executive Officer and
Chairman of the Board of Directors
San Jose, California, USA

April 22, 2022

3081 Zanker Road
San Jose, California 95134 USA
+1-408-232-9200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
FOR THE VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

You are invited to attend the 2022 NeoPhotonics Corporation Annual Meeting of Stockholders:

When	•Thursday, June 2, 2022, at 9:00 a.m. Pacific Time, with online access beginning at 8:30 a.m.
Where
•Virtual meeting will be held online over the Internet.
•You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting https://web.lumiagm.com/#/290418259 and entering the password: neophotonics2022

Items of Business
•Election of Class III directors nominated by our board of directors to serve for a three-year term or until their successors are elected and qualified (Proposal No. 1); and
•Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2).

Record Date	•You are entitled to vote if you are a stockholder of record at the close of business on April 12, 2022.
Voting by Proxy
•The board of directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting.
•Please see “Questions and Answers About These Proxy Materials and Voting” in the accompanying Proxy Statement for information on submitting your proxy over the internet, by telephone, or by mail.
•If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided.
•If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Attendance at Meeting	•If you attend, please be sure to indicate your attendance when prompted during your internet or telephone submission.
Recommendations
•Your board of directors recommends that you vote:
◦“FOR” each of our nominees for Class III director (Proposal No. 1); and
◦“FOR” the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2).

Availability of Annual Report and Proxy Statement
•Important Notice: The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission, are available at http://IR.neophotonics.com.

Your vote is important. Please submit your proxy promptly in order to assure that a quorum is present. Thank you for your attention to these important matters.

By order of the Board of Directors,
Timothy S. Jenks
President, Chief Executive Officer and
Chairman of the Board of Directors
San Jose, California, USA

April 22, 2022

3081 Zanker Road
San Jose, California 95134 USA
+1-408-232-9200
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
Your proxy is solicited by the board of directors of NeoPhotonics Corporation (also referred to as the “Company”) for use at the 2022 Annual Meeting of Stockholders (also referred to as the “Annual Meeting”). The board of directors requests that you allow your shares to be represented at the 2022 Annual Meeting of Stockholders by the proxies named on the proxy card. In connection with the solicitation of proxies by the board of directors, we are sending a Notice of Internet Availability of Proxy Materials (also referred to as the “Notice”) to our stockholders of record as of April 12, 2022. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We will mail the Notice to all stockholders of record on or about April 22, 2022.
Proposed Merger with Lumentum Holdings Inc.
As previously announced, on November 3, 2021, we entered into an Agreement and Plan of Merger with Lumentum Holdings Inc., a Delaware corporation (“Lumentum”) and Neptune Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Lumentum (“Merger Sub”), (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, we will be acquired by Lumentum through a merger of Merger Sub with and into us (the “Merger”), with NeoPhotonics Corporation surviving the Merger as a wholly owned subsidiary of Lumentum.
Consummation of the Merger is subject to customary closing conditions, including (1) the absence of certain legal impediments, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and (2) approval by the holders of a majority of the outstanding shares of our common stock. The waiting period under the HSR Act expired as of January 21, 2022 and the required approval from our stockholders was obtained on February 1, 2022. The remaining requirements for closure of the Merger are (3) customary closing conditions set forth in the Merger Agreement and (4) approval from the State Administration for Market Regulation of the People’s Republic of China ("SAMR"). The Merger is expected to close in the second half of calendar year 2022, as previously announced.
For additional information related to the Merger Agreement and the Merger, we refer you to our Definitive Proxy Statement filed with the Securities and Exchange Commission on December 23, 2021, which includes the full text of the Merger Agreement as Annex A, and our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 20, 2022, January 21, 2022, January 24, 2022, and February 1, 2022.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?
To provide you with information in a more timely manner, to reduce our environmental impact, and to lower our costs of printing and distributing our proxy materials, we have elected to provide access to our proxy materials over the internet. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or will be able to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. If you choose to receive future proxy materials electronically, you will receive an email with instructions containing a link to the proxy materials and a link to the proxy voting site for future proxy material (if any). Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate your election.
How do I attend the Annual Meeting?
The Annual Meeting will be held virtually on Thursday, June 2, 2022, at 9:00 a.m. Pacific Time visiting https://web.lumiagm.com/#/290418259 and entering the password: neophotonics2022. Information on how to vote at the Annual Meeting is discussed below.
You will be admitted to the Annual Meeting if you were a NeoPhotonics stockholder or joint holder as of the close of business on April 12, 2022, or you have authority to vote under a valid proxy for the Annual Meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 12, 2022, a copy of the voting instruction form provided by your broker, trustee, or nominee, or other similar evidence of ownership.
Who can vote at the Annual Meeting?
Stockholders of record at the close of business on the record date, April 12, 2022 are entitled to receive notice of the Annual Meeting and to vote the shares held on the record date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. On the record date, there were 53,468,777 shares of our common stock outstanding. Each share is entitled to one vote.
Stockholders of Record: Shares Registered in Your Name. If, on April 12, 2022, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the internet or over the telephone as instructed below, or fill out and return a proxy card, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on April 12, 2022, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent and present that proxy at the Annual Meeting.
What am I voting on?
There are two matters scheduled for a vote:
(1)Election of the nominees for Class III directors named in this proxy statement to serve until the 2025 Annual Meeting of Stockholders or until their successors have been duly elected and qualified; and
(2)Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
What are the board of directors’ recommendations?
Our board of directors recommends that you vote:

(1)“FOR” the election of each of the nominees named in this proxy statement to serve on the board of directors; and
(2)“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
What if another matter is properly brought before the meeting?
We will consider any other business that properly comes before the Annual Meeting. As of April 22, 2022, we are not aware of any other matters to be submitted for consideration at the Annual Meeting.
How do I vote?
For Proposal No. 1, you may either vote “FOR” each nominee to the board of directors or you may withhold your vote for any nominee that you specify.
For Proposal No. 2, you may vote “FOR” or “AGAINST”, or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy on the internet, vote by proxy over the telephone, or vote by proxy by requesting a proxy card in the mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote at the meeting if you have already voted by proxy.
(1)To vote during the Annual Meeting, visit https://web.lumiagm.com/#/290418259 and enter the password: neophotonics2022.
(2)To vote via the internet before the Annual Meeting, go to “www.voteproxy.com” to complete an electronic proxy card and follow the steps outlined on the secured website. Your vote must be received by 11:59 P.M. Eastern Time on June 1, 2022 to be counted.
(3)To vote by telephone before the Annual Meeting, dial toll-free +1-800-776-9437 within the United States, Canada and Puerto Rico using a touch-tone phone and follow the instructions provided by the recorded message. Your vote must be received by 11:59 P.M. Eastern Time on June 1, 2022 to be counted.
(4)To vote by mail, first request printed copies of the proxy materials by May 24, 2022 by mail and then fill out the proxy card and send it back in the envelope provided. If you return your signed proxy card to us before the Annual Meeting we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Notice containing voting instructions from that organization rather than from NeoPhotonics. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.
We provide internet and telephone proxy voting to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access or telephone call, such as usage charges from internet access providers and telephone companies.
If you are a stockholder of record or a beneficial owner who registered in advance by following the instructions above, you can join the Annual Meeting as a “Stockholder” with your control number and the meeting password, and you may submit questions during the meeting by clicking on the "Messaging" icon in the meeting center webpage. Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints, and in accordance with our rules of conduct for the Annual Meeting, which will be posted on the meeting center website.
How many votes do I have?
On each matter to be voted upon you have one vote for each share of common stock you own as of April 12, 2022.
What if I submit a proxy card but do not make specific choices?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted as follows:
(1)“FOR” the election of each of the nominees for Class III directors named in this proxy statement to serve on the board of directors; and
(2)“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on the proxy card) will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using his or her best judgment.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee may vote your shares if they have discretionary authority to vote on the particular matter.
Who is paying for this solicitation?
We will pay for the cost of soliciting proxies. We have retained Georgeson LLC to assist in obtaining proxies by mail or email from registered holders, brokerage firms, bank nominees and other institutions for the Annual Meeting. The estimated cost of such service is $20,000 including out-of-pocket expenses. Georgeson LLC may be contacted at 866-295-4321.
In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
How many copies should I receive if I share an address with another stockholder?
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for the Notice and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for NeoPhotonics. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive the Notice and other proxy materials separately, please notify your broker and our investor relations in writing at 3081 Zanker Road, San Jose, California 95134 USA, by email at IR@neophotonics.com or by telephone at +1-408-895-6086. If you currently receive multiple copies of the Notice or other proxy materials at your address and would like to request householding of your communications, please contact your broker and our investor relations as described above.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:
(1)You may grant a subsequent proxy by telephone or through the internet, provided that your subsequent proxy must be received by 11:59 P.M. Eastern Time on June 1, 2022;
(2)You may submit another properly completed proxy bearing a later date, which must be received before the final vote;
(3)You may send a written notice of revocation to our principal executive offices at 3081 Zanker Road, San Jose, California 95134 USA, attention Barbara Rogan, Senior Vice President & General Counsel, which must be received before the final vote; or
(4)You may attend the Annual Meeting and notify the election officials at the Annual Meeting that you wish to revoke your proxy and vote electronically. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or internet proxy or telephone proxy timely provided to us is the one that is counted.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
How can I make a proposal to be voted on at next year’s annual meeting of stockholders?
To be considered for inclusion in the proxy statement for the 2023 annual meeting of stockholders, your proposal (including a director nomination) must be submitted in writing by December 23, 2022, to Barbara Rogan, Senior Vice President and General Counsel, c/o NeoPhotonics Corporation, 3081 Zanker Road, San Jose, California 95134 USA, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”.
If you wish to submit a proposal (including a director nomination) that will not be included in the proxy statement for the 2023 annual meeting of stockholders, but that may be considered at the 2023 annual meeting of stockholders, you must do so in writing following the above instructions not earlier than the close of business on February 2, 2023 and no later than the close of business on March 4, 2023. If such proposal is submitted after March 4, 2023, it will be considered untimely.
We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2023 is held more than 30 days before or after June 2, 2023. The section titled “Board Selection” in this proxy statement provides additional information on the director nomination process.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “WITHHOLD” and broker non-votes with respect to the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “AGAINST” votes on Proposal No. 2.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. Proposal No. 1, the election of the nominees for director is a "non-routine" matter and Proposal No. 2, the ratification of the selection by the Audit Committee of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2022, is a “routine” matter.
What is a quorum?
We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the record date, April 12, 2022, are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Stockholders who vote “ABSTAIN” on any proposal and discretionary votes and non-votes by brokers, banks and related agents on routine proposals will be counted towards the quorum requirement.
Where can I find the voting results of the meeting?
The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K which we expect to file with the Securities and Exchange Commission by June 8, 2022. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Current Report on Form 8-K to publish the final results.
How do I get a copy of NeoPhotonics Annual Report on Form 10-K?
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 25, 2022, is available on the internet along with the Notice and other proxy materials at http://IR.neophotonics.com.
Who should I contact if I have any questions?
If you have any questions about the Annual Meeting, our proxy materials or your ownership of our common stock, please contact our investor relations, at 3081 Zanker Road, San Jose, California 95134 USA, telephone +1-408-895-6086.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL 1
ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL CLASS III DIRECTOR NOMINEES.
Our Board Structure
Our board of directors is divided into three classes. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and nine directors are currently authorized. Our directors hold office until their successors have been elected and qualified or appointed, or upon their death, resignation, or removal. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors unless the board of directors determines by resolution that any such vacancies shall be filled by the stockholders. A director elected by the board of directors to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
Director Qualifications and Diversity of Background
Our board believes that the board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our business and that there are certain attributes that every director should possess, as reflected in the board’s membership criteria.

Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of NeoPhotonics, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and NeoPhotonics, to maintain a balance of knowledge, experience, and capability. Diversity is typically one of a number of factors that the Nominating and Corporate Governance Committee takes into account in identifying nominees as it is important that the members of the board of directors represent diverse viewpoints.
Accordingly, the Nominating and Corporate Governance Committee considers the qualifications of directors and director candidates individually and in the broader context of the board’s overall composition and our company's current and future needs. The Nominating and Corporate Governance Committee has determined that it is important for our board of directors to have the balance of the qualifications, skills and experience as set forth in the table on the following page.

Experience/Skills/ Demographics	Charles J. Abbe	Bandel Carano	Kimberly Chainey	Timothy Jenks	Yanbing Li	Rajiv Ramaswami	Sheri Savage	Michael Sophie	Ihab Tarazi
Public Company Board experience	X	X		X		X		X	X
Financial	X	X	X	X	X	X	X	X	X
Risk Management	X	X		X	X	X	X	X	X
Accounting	X			X		X	X	X
Governance/Ethics	X	X	X	X		X	X	X	X
Regulatory			X
Executive	X		X	X	X	X	X	X	X
International	X	X	X	X	X	X	X	X	X
Operations	X			X	X	X		X	X
Strategic Planning	X	X	X	X	X	X	X	X	X
Cloud		X		X	X	X			X
Technology	X	X	X	X	X	X	X		X
Mergers & Acquisitions	X	X	X	X		X	X	X	X
Telecommunications Industry	X	X		X	X	X		X	X
Identifies as member of Underrepresented Community			X		X	X
Male	X	X		X		X		X	X
Female			X		X		X
There are no family relationships among any of directors or executive officers.

Nominees for Class III Directors continuing in office until 2025
The board of directors believes that all director nominees listed below are highly qualified and have the skills and experience required for service on the board.

Kimberly Y. Chainey
NeoPhotonics Committee: •Compensation Committee - Member •Nominating and Corporate Governance Committee - Member	Director Since: 2021 Age: 46
Kimberly Y. Chainey currently serves as Executive Vice President, Chief Legal Officer and Corporate Secretary of AptarGroup, Inc. (NYSE-listed global company engaged in drug delivery, consumer product dispensing and active material solutions), a role that includes leading Aptar’s global government relations. Before joining Aptar, from January 2019 to July 2020, Ms. Chainey served as Vice President and General Counsel of Panasonic Avionics Corporation (customized in-flight entertainment and communications solutions company). From November 2014 to December 2018, Ms. Chainey served in a variety of roles at Avis-Budget Group (vehicle mobility solutions company) including as Associate General Counsel and Legal Lead for Latin America and Asia Pacific and as Associate General Counsel for Global Mergers and Acquisitions, Strategy and Innovation. Previous to that, from April 2007 to November 2014, Ms. Chainey served in a variety of roles at The Hershey Company (a global confectionery and snacks company), culminating as Associate General Counsel, International, where Ms. Chainey led the international legal function. Ms. Chainey holds a Master of Business Administration from University of Pennsylvania (The Wharton School), a Juris Doctor from University of Pennsylvania, and a Bachelor of Arts in Environmental Science and Public Policy from Harvard University. Ms. Chainey’s experience in international government relations and regulatory affairs provides a vital contribution to our board of directors.

Dr. Rajiv Ramaswami
NeoPhotonics Committee: •Compensation Committee - Member	Director Since: 2014 Age: 56
Dr. Rajiv Ramaswami is the President and CEO of Nutanix (a leader in hybrid multicloud computing). He joined Nutanix in December, 2020 from VMware (a Cloud infrastructure and services company) where he had served as Chief Operating Officer of Products and Cloud Services since October 2016. Prior to this role, Dr. Ramaswami led VMware’s Networking and Security business, one of the fastest-growing units in the company, as executive vice president and general manager. Before joining VMware, he served as Executive Vice President and General Manager, Infrastructure and Networking at Broadcom, where he established Broadcom as a leader in data center, enterprise and carrier networking. In his prior General Manager roles at Cisco, he led multibillion dollar product lines in switching, data center and storage and optical networking. Earlier in his career, he held various leadership positions at Nortel, Tellabs and IBM. Rajiv earned his BTech in Electrical Engineering at the Indian Institute of Technology and his Master’s and PhD in Electrical Engineering and Computer Science at the University of California, Berkeley. He is an Institute of Electrical and Electronics Engineers Fellow and holds 36 patents, primarily in optical networking. Dr. Ramaswami’s technical expertise and background in engineering, optical communications, and cloud services contribute to our board of directors’ understanding and consideration of opportunities involving the markets we serve.

Ihab Tarazi
NeoPhotonics Committees: •Compensation Committee - Member	Director Since: 2015 Age: 55
Ihab Tarazi currently serves as Senior Vice President and Chief Technology Officer, Networking Solutions for Dell Technologies (a leading infrastructure and Cloud solutions provider) a position he has held since June 2019. Prior to Dell, from July 2018 to May 2019, Mr. Tarazi served as Chief Technology Officer at Packet Host, Inc. (a bare metal cloud company) where he was responsible for the company's technical and product strategy, engineering, and platform operations. Prior to joining Packet, Mr. Tarazi was an executive-in-residence at Sutter Hill Ventures (a venture capital firm) from October 2017 to April 2018. From October 2013 to October 2017 Mr. Tarazi served as Chief Technology Officer at Equinix, Inc. (a global interconnection and data center company) where he was accountable for technology innovation and strategic engagements with leading platforms in the Cloud, Security, Storage, Edge, and IoT sectors. Previously, Mr. Tarazi served as VP Engineering and Technology at Verizon, where he led a global team of providing strategic and tactical oversight for the Engineering and Product Development of Global Enterprise Services including MPLS VPN, IP, Ethernet, Security and Managed Services. Mr. Tarazi holds a Bachelor of Science in Electrical Engineering and Telecommunications from the University of Maryland and a Master of Science in Telecommunications Management from Southern Methodist University. He served as Chairman of the Board for Metro Ethernet Forum (MEF), Chairman of the Board for the Southern Cross Submarine Cable System and a board member of the Australia Japan Submarine Cable System. Mr. Tarazi brings to our board of directors valuable capabilities and knowledge in network planning and engineering, telecom carrier operations, and cloud and data center architectures. His technical expertise and background adds value to our board of directors in understanding of opportunities in the telecom carrier and data center markets we serve.

Vote Required
For the election of Class III directors, the nominees receiving the most “FOR” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “FOR” or “WITHHOLD” will affect the outcome. Broker non-votes will have no effect. Proxies may not be voted for a greater number of persons than the number of nominees named.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CERTAIN CORPORATE GOVERNANCE MATTERS
In addition to the Class III director nominees, our board of directors consists of six other directors in two other classes who will continue in office after the Annual Meeting with terms expiring in 2023 and 2024. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.
The following includes a brief biography of each of the other directors composing the remainder of the board of directors with terms expiring as shown, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the board of directors to determine that the applicable director should serve as a member of our board of directors.
Class I directors continuing in office until the 2023 Annual Meeting of stockholders

Timothy S. Jenks
President, Chief Executive Officer, and Chairman of the Board of Directors	Director Since: 1998 Age: 67
Timothy S. Jenks has served as our President and Chief Executive Officer and as a member of our board of directors since April 1998. He has been our Chairman of the board of directors since 2005. From November 2002 until August 2005, Mr. Jenks also served as Chief Executive Officer of NanoGram Corporation, a nanomaterials applications company that we spun out in 2002, and he served on its board of directors until July 2010 when it was acquired by Teijin Corporation. From November 2002 until March 2003, Mr. Jenks served as Chief Executive Officer and on the board of directors of NanoGram Devices Corporation, a medical device battery company that we spun out in 2002 and that was acquired by Greatbatch, Inc. in 2004. From 1985 until 1998, Mr. Jenks served in positions of increasing responsibility at Raychem Corporation, a materials engineering company which was acquired by Tyco International Ltd. (now TE Connectivity Ltd.) in 1998. Mr. Jenks is a former naval officer, and holds a Master of Business Administration from the Stanford Graduate School of Business, a Master of Science in Nuclear Engineering from the Massachusetts Institute of Technology and a Bachelor of Science in Mechanical Engineering and Marine Engineering from the U.S. Naval Academy. Mr. Jenks brings to our board of directors demonstrated leadership and management ability at senior levels. His years of experience in telecommunications and engineered components industries, and leadership in engineering and manufacturing business operations around the world, provides a valuable perspective for our board, as well as historic knowledge of our company and our industry through his tenure as Chief Executive Officer.

Dr. Yanbing Li
NeoPhotonics Committee: •Audit Committee - Member	Director Since: 2019 Age: 52
Dr. Yanbing Li currently serves as Senior Vice President of Engineering at Aurora (a developer of self-driving technology), a position she has held since July 2021. Prior to Aurora, from June 2019 to July 2021, Dr. Li served as Vice President of Engineering at Google Cloud (a cloud provider). From November 2015 to June 2019, she was Senior Vice President and General Manager for the Storage and Availability Business Unit at VMware (a global leader in cloud infrastructure and business mobility). While at VMware, Dr. Li held multiple executive leadership roles including Vice President and General Manager, Storage and Availability, vCloud Air from October 2014 to October 2015. Prior to VMware, she worked at Synopsys in various research, development, and engineering leadership roles. Dr. Li holds a PhD from Princeton University, a Master of Science from Cornell University, and a Bachelor of Science from Tsinghua University (Beijing, China), all in Electrical Engineering and Computer Engineering. She is also a graduate of the Stanford Executive Program at the Stanford University Graduate School of Business. Dr. Li brings to our board of directors a broad view of the global computing, cloud and data center industries, as well as emerging autonomous vehicles and related systems. Her experience in these fields and her leadership in engineering and global cloud operations provides a valuable perspective for our board.

Sheri L. Savage
NeoPhotonics Committee: •Audit Committee - Chair	Director Since: 2021 Age: 51
Sheri L. Savage has served as Chief Financial Officer of Ultra Clean Holdings, Inc. (UCT) (a supplier for critical subsystems for semiconductor capital equipment) since July 2016. Ms. Savage previously served as Senior Vice President of Finance and Chief Accounting Officer of UCT from February 2016 to July 2016 and as Senior Director of Finance from April 2009 to February 2016. Prior to joining UCT, Ms. Savage served at Credence Systems Corporation (a manufacturer of test equipment for the global semiconductor industry) as its Corporate Controller and Vice President of Finance from February 2008 to February 2009 and as Director of Internal Audit from May 2006 to February 2008. Prior to Credence Systems, Ms. Savage served in various accounting and finance roles in consulting, semiconductor companies and audit firms. Ms. Savage holds a Bachelor of Science in Managerial Economics from the University of California, Davis and has previously been a Certified Public Accountant. Ms. Savage brings our board of directors valuable capabilities in financial understanding and business perspectives for overseas operations and contract manufacturing partners. Ms. Savage provides an important role in keeping our board of directors current with financial accounting and audit issues, overseeing our independent registered public accounting firm and providing guidance and advice on our financial position.

Class II directors continuing in office until the 2024 Annual Meeting of stockholders

Charles J. Abbe
Lead Independent Director NeoPhotonics Committees: •Audit Committee – Member •Compensation Committee - Chair •Nominating and Corporate Governance Committee - Member	Director Since: 2012 Age: 81
Charles J. Abbe served as president and chief operating officer and as director of JDS Uniphase Corporation from February 2000 until his retirement in June 2001. He was employed previously as president, chief executive officer and director at Optical Coating Laboratory, Inc. from 1998 until the company merged with JDS Uniphase in February 2000, and as vice president and general manager of its principal operating division from 1996 to 1998. From 1990 to 1996, he served in several positions of increasing responsibility, including senior vice president, electronics sector, at Raychem Corporation. Mr. Abbe practiced business consulting with McKinsey & Company from 1971 to 1989. Mr. Abbe holds both a Master of Science and a Bachelor of Science in Chemical Engineering from Cornell University and a Master of Business Administration from Stanford University. Because of Mr. Abbe’s substantial experience as an executive and director of other public companies in our industry and Mr. Jenks’ having previously worked with Mr. Abbe at Raychem Corporation in the 1990s, Mr. Abbe was recommended in 2012 to be our Lead Independent Director. Our nominating committee fully evaluated Mr. Abbe’s qualifications and recommended his appointment as a director to our full board of directors, which made such appointment in October 2012. Mr. Abbe was subsequently appointed and has served as our lead independent director since June 2013. Mr. Abbe’s experience enables him to provide our board of directors with important strategic counsel and guidance.

Bandel L. Carano
NeoPhotonics Committee: •Nominating and Corporate Governance Committee - Chair	Director Since: 2004 Age: 60
Bandel L. Carano joined Oak Investment Partners (a venture capital firm) in 1985 and became a General Partner in 1987. Mr. Carano currently serves on the board of directors for Airspan Networks (NYSE:MIMO), Centric Software, NextNav (NASDAQ:NN), and nLight (NASDAQ: LASR). Mr. Carano has also led investments in or previously served on the board of directors for 2Wire, Avici, CoreTek, Endwave, Fiber Tower, Good Technology, Kratos Defense & Security Solutions, MobiTv, Mojix, Netopia, Phononic Devices, Picture Tel, Polycom, Presidio, Protean Electric, Qtera, Sentient Networks, SmartDrive, Solarflare Communications, Tegic, Trapeze Networks, Wellfleet, Entropic, Illustra/Informix, Sybase, Tele Atlas, Actel, Airgo Networks, CommQuest, Kenet, Level 5, NanoH2O, NemeriX, Newport Media, Resonext, SMIC, Synaptics, Virata, Interconnectix, Parametric, Synopsys, Tensilica, Wavestream, and Zayo. Mr. Carano also services on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano holds a Bachelor of Science and a Master of Science in Electrical Engineering from Stanford University. Mr. Carano's of venture capital investing, his experience as a director of various public companies, and his insights in building these businesses provide valuable perspective to the board of directors.

Michael J. Sophie
NeoPhotonics Committees: •Audit Committee – Member •Compensation Committee - Member	Director Since: 2006 Age: 64
Michael J. Sophie served as a director of Pericom Semiconductor Corporation (a semiconductor company) from August 2008 to November 2015. Mr. Sophie served as interim President and Chief Executive Officer of Proxim Wireless Corporation (a provider of wireless broadband technologies) from October 2010 to January 2011. From March 2003 to January 2007, Mr. Sophie served on the board of directors of McDATA Corporation Ltd. (a provider of storage networking solutions). He was employed at UTStarcom Inc. (a global seller of telecommunications hardware and software products) serving as its Chief Financial Officer from August 1999 through August 2005, and as Chief Operating Officer from June 2005 through May 2006. Mr. Sophie held executive positions at P-Com, Inc. (a developer of network access systems), from August 1993 to August 1999, including Vice President of Finance, Chief Financial Officer and Group President. From 1989 through 1993, Mr. Sophie was Vice President of Finance at Loral Fairchild Corp. (a defense electronics and communications company). He holds a Bachelor of Science from California State University, Chico and a Master of Business Administration from Santa Clara University. Mr. Sophie brings to our board of directors valuable capabilities in financial understanding, business perspective and U.S.-China cross border experience. Mr. Sophie provides an important role in keeping our board of directors current with financial accounting and audit issues, overseeing our independent registered public accounting firm and management team and providing guidance and advice on our financial position.

Elections

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Ms. Chainey, Dr. Ramaswami, and Mr. Tarazi. Proxies may not be voted for a greater number of persons than the number of nominees named. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of such substitute nominee as our Nominating and Corporate Governance Committee may propose. Ms. Chainey, Dr. Ramaswami, and Mr. Tarazi have each agreed to serve if elected.

Our Corporate Governance Guidelines have a Policy regarding Voting For Election of Directors in Uncontested Elections. This policy provides that in an uncontested election of directors, our board of directors shall nominate for election or re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (1) such director having failed to receive more “for” votes than “withheld” votes in an uncontested election and (2) acceptance by our board of directors of such resignation.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to NeoPhotonics during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for New York Stock Exchange purposes. To date, the Nominating and Corporate Governance Committee has not received any director nominee from any stockholder or stockholders.
If, in an uncontested election, a director fails to receive more “for” votes than “withheld” votes for election, then the board’s Nominating and Corporate Governance Committee will act to determine whether to recommend to the board that the board accept the director’s conditional resignation. The committee must submit such recommendation for prompt consideration by the board, and the board will act on the committee’s recommendation within 60 days following certification of the stockholder vote.
In making their decision, the Nominating and Corporate Governance Committee and the board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. A director shall not participate in the Nominating and Corporate Governance Committee recommendation or board action regarding whether to accept the conditional resignation of such director. If the board shall determine not to accept the resignation of a director, the board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission. A copy of our Corporate Governance Guidelines (including the director resignation policy) is available on our website at http://IR.neophotonics.com.
Director Independence
Our common stock is listed on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must compose a majority of a listed company’s board of directors and each member of the company’s audit, compensation, and nominating and corporate governance committees must be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has previously undertaken a review of the independence of the directors and determined that each of Mr. Abbe, Mr. Carano, Ms. Chainey, Dr. Li, Dr. Ramaswami, Ms. Savage, Mr. Sophie, and Mr. Tarazi are “independent directors” as defined under the rules of the New York Stock Exchange and constitute a majority of independent directors of our board of directors. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us regarding each director’s business and personal activities and relationships as they may relate to us and our management.
Director Attendance
During the year ended December 31, 2021, the board of directors held eight meetings, including both in-person and virtual meetings due to Covid-19 precautions, in addition to taking actions by unanimous written consent in lieu of a meeting. Each director attended at least 75% of the meetings of the board and the committees on which he or she served that were held during the period for which he or she was a director or committee member. Our Corporate Governance Guidelines encourage but do not require directors to attend the annual meeting of stockholders.
As required under applicable New York Stock Exchange listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Our Lead Independent Director generally presides over executive sessions.

Board Leadership Structure
Our board of directors is currently chaired by our President and Chief Executive Officer, Mr. Jenks. Our board of directors appointed Mr. Abbe as Lead Independent Director in June 2013. The board of directors believes that combining the positions of Chief Executive Officer and Chairman of the board of directors, or Chairman, helps to ensure that the board of directors and management act with a common purpose. The board of directors further believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the board of directors believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. In light of our Chief Executive Officer’s extensive history with and knowledge of our company and the industry, and because the board of directors’ Lead Independent Director is empowered to play a significant role in the leadership and in reinforcement of the independence of the board of directors, the board of directors believes that it is advantageous for NeoPhotonics to combine the positions of Chief Executive Officer and Chairman.

The responsibilities of the Lead Independent Director include: with the Chairman, establishing the agenda for regular board of directors meetings and serving as chairman of such meetings in the absence of the Chairman; establishing the agenda for meetings of the independent directors; coordinating with the committee chairs regarding meeting agendas and informational requirements; presiding over meetings of the independent directors; presiding over any portions of meetings of the board of directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; presiding over any portions of meetings of the board of directors at which the performance of the board of directors is presented or discussed; and coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the Chairman. As a result, the board of directors believes that the Lead Independent Director helps ensure the effective independent functioning of the board of directors in its oversight responsibilities.
Role of the Board in Risk Oversight
One of the key functions of the board of directors is informed oversight of our various processes for managing risk. The board of directors conducts this oversight function directly through the board of directors as a whole and through the standing committees of the board of directors. In particular, our board of directors is responsible for monitoring and assessing risk exposure in our strategic plans, development programs, corporate goals, operating plans and cybersecurity (including data privacy and protection), and delegates part of this oversight to the committees as set forth in the table below.

Committee	Primary Areas of Risk Oversight
Audit Committee
•Major exposures to financial risk and the steps our management takes to monitor and control these exposures, including guidelines, policies and processes
•Compliance with various legal and regulatory requirements
•Monitors our whistleblower system
•Oversees the performance of our internal audit function
•Cybersecurity risks through oversight of our controls and procedures in finance, accounting, and information technology

Compensation Committee
•Overall compensation practices, policies, and programs, including whether any of our compensation policies and programs has the potential to encourage excessive risk-taking
•Senior leadership succession planning

Nominating and Corporate Governance Committee
•The effectiveness of our corporate governance guidelines and policies
•Composition, structure, evaluation of, and succession planning for the board of directors, as well as nomination of new directors to the board of directors
•Our sustainability efforts in environmental, social, and corporate governance ("ESG")

In addition, the board of directors meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.

Board Committees
Our board of directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.
Each committee has a charter which can be found on our corporate website at https://IR.neophotonics.com/corporate-governance/highlights. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Audit Committee
Current Members:
•Sheri L. Savage - Chair*
•Charles J. Abbe
•Dr. Yanbing Li
•Michael J. Sophie*

Meetings in 2021: 6

*Mr. Sophie served as Chair of the Audit Committee in 2021 and through February 25, 2022, when Ms. Savage's appointment became effective.

Responsibilities: Oversees our corporate accounting and financial reporting processes, including:
•Evaluating the qualifications and performance of our independent registered public accounting firm;
•Determining and approving the scope of engagement and compensation of our independent registered public accounting firm;
•Conferring with management and our independent registered public accounting firm regarding the effectiveness of our internal control over financial reporting;
•Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters; and
•Reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls.

•Our board of directors has determined that Ms. Savage and Messrs. Abbe and Sophie are each an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules.
•Ms. Savage also serves as the chairman of our Audit Committee.
•Our board of directors has considered the independence and other characteristics of each member of our Audit Committee.

Compensation Committee
Members:
•Charles J. Abbe - Chair*
•Kimberly Y. Chainey
•Dr. Rajiv Ramaswami*
•Michael J. Sophie
•Ihab Tarazi

Meetings in 2021: 9

*Dr. Ramaswami served as Chair of the Compensation Committee in 2021 and through February 25, 2022 when Mr. Abbe's appointment became effective.

Responsibilities: Oversees our corporate compensation policies, plans and benefits programs, including:
•Reviewing and approving the compensation and other terms of employment of our executive officers and senior members of management and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•Reviewing and approving the compensation of our directors;
•Administering our equity incentive plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans; and
•Identifying and developing internal employees with the potential to fill executive or management positions.

•See “Compensation Discussion and Analysis” in this proxy statement for further information regarding our Compensation Committee’s processes.
•Our board of directors has determined that each of the directors serving on our Compensation Committee meets the requirements for independence under the current requirements of the New York Stock Exchange, is a non-employee director as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Nominating and Corporate Governance Committee
Members: •Bandel L. Carano – Chair •Charles J. Abbe •Kimberly Y. Chainey Meetings in 2021: 1
Responsibilities: The responsibilities of this committee include:
•Assessing the performance of our management and our board of directors;
•Identifying, reviewing, and evaluating candidates to serve on our board of directors, including nominations by stockholders of candidates for election to our board of directors;
•Reviewing and evaluating incumbent directors;
•Making recommendations to our board of directors regarding the membership of the committees of the board of directors;
•Developing a set of corporate governance principles; and
•Overseeing and assessing our Environmental, Social and Governance (ESG) strategy, initiatives, and policies.

•Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the New York Stock Exchange.

Board Selection
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having the highest personal integrity and ethics, possessing relevant expertise, having sufficient time, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees, including incumbent directors and candidates for vacancies on the board of directors, are reviewed in the context of the current composition of the board of directors, our operating requirements and the long-term interests of stockholders. In selecting candidates and existing directors for service on the board of directors, the minimum general criteria set forth below will be considered; specific additional criteria may be added with respect to specific searches. Candidates may not fully satisfy all of the criteria, but are expected to satisfy many of them.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the board of directors and for inclusion in a proxy statement may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3081 Zanker Road, San Jose, California 95134 USA at least 120 days prior to the anniversary date of the mailing of our proxy statement for the prior year’s annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. A submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
We are in compliance with the California laws requiring certain corporations to have a specified number of directors who are women (Cal. Corp. Code section 301.3) and directors who self-identify as being a member of an underrepresented community (Cal. Corp. Code section 301.4).
Communications with the Board of Directors
We have not adopted a formal process for stockholder communications with the board of directors. We make every reasonable effort to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Therefore, the board believes a formal process is not needed. Our stockholders may direct communications to a particular director or to the directors generally, in care of NeoPhotonics Corporation, 3081 Zanker Road, San Jose, California 95134 USA.
Any interested person, including any stockholder, may communicate directly with our non-management directors. Persons interested in communicating directly with our non-management directors regarding any concerns or issues may do so by addressing correspondence to a particular director, or to our non-management directors generally, in care of NeoPhotonics Corporation, 3081 Zanker Road, San Jose, California 95134 USA. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Lead Independent Director, or the Chair of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee.
Corporate Governance
Our board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role of the board of directors and the responsibilities of various committees of the board of directors. These Guidelines are available on our website at http://IR.neophotonics.com. The Guidelines assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection, the role of the board of directors, director orientation and education, director compensation, board meetings and involvement of senior management, board committees, Chief Executive Officer performance evaluation and succession planning, and board effectiveness assessment.
Policy Regarding Voting For Election of Directors in Uncontested Elections
Our Guidelines have a Policy regarding Voting For Election of Directors in Uncontested Elections. This policy provides that in an uncontested election of directors, our board of directors shall nominate for election or re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (1) such director having failed to receive more “for” votes than “withheld” votes in an uncontested election and (2) acceptance by our board of directors of such resignation. If, in an uncontested election, a director fails to receive more “for” votes than “withheld” votes for election, then the board’s Nominating and Corporate Governance Committee will act to determine whether to recommend to the board that the board accept the director’s conditional resignation. The committee must submit such recommendation for prompt consideration by the board, and the board will act on the committee’s recommendation within 60 days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee and the board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. A director shall not participate in the Nominating and Corporate Governance Committee recommendation or board action regarding whether to accept the conditional resignation of such director. If the board shall determine not to accept the resignation of a director, the board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission. A copy of our Corporate Governance Guidelines (including the director resignation policy) is available on our website at https://ir.neophotonics.com/corporate-governance/governance-guidelines.
Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at https://ir.neophotonics.com/corporate-governance/conduct. We intend to disclose future amendments to the code of business conduct and ethics, or any waivers of its requirements, on our website to the extent permitted by the applicable rules and exchange requirements. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
Environmental, Social, and Corporate Governance ("ESG")
We are committed to corporate social responsibility and sustainability in how we conduct our business. We work to apply our science and engineering skills to solve technical challenges while using less material, reducing carbon impacts, reducing effluents and enhancing both material recycling and longer term stewardship of the products we create. We are committed to a culture of diversity and inclusiveness. Our commitment starts with our diverse world-wide employee base which represents well over 25 countries. We maintain sound governance practices that promote long-term stockholder value and strengthen board and management accountability. Our Nominating and Corporate Governance Committee has oversight responsibilities for our ESG programs. More information on our ESG programs can be found at our website https://www.neophotonics.com/company/sustainability/ under the “Company” and “Sustainability” sections.

AUDIT COMMITTEE REPORT*
Communications with Management and Independent Registered Public Accounting Firm
The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with BDO USA, LLP, our independent registered public accounting firm for fiscal year 2021, the matters required to be discussed pursuant to applicable auditing standards, which include matters related to the conduct of the audits of our financial statements and internal controls. The Audit Committee has also received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence. The Audit Committee has reviewed BDO USA, LLP’s independence from NeoPhotonics Corporation, including whether BDO USA, LLP’s provision of non-audit services was compatible with that independence.
Recommendation Regarding Financial Statements
Based on the review and discussions referred to above, the Audit Committee unanimously recommended to our board of directors that NeoPhotonics Corporation’s audited fiscal 2021 financial statements be included in our Annual Report on Form 10-K for fiscal 2021.
From the members of our Audit Committee who served on the committee through 2021:
Michael J. Sophie, Chairman
Charles J. Abbe
Dr. Yanbing Li
Sheri L. Savage (Since July 2021)

*This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022
The Audit Committee of our board of directors has selected BDO USA, LLP ("BDO"), our independent registered public accounting firm, to audit our consolidated financial statements and internal controls for the fiscal year ending December 31, 2022. You are being asked to ratify the Audit Committee’s selection of BDO as our independent registered public accounting firm for fiscal 2022.
We expect that a BDO representative will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of BDO as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors is submitting the selection of BDO to our stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against this proposal. The Audit Committee will consider a vote against BDO by the stockholders in selecting our independent registered public accounting firm in the future. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of NeoPhotonics and our stockholders.
Principal Accountant Fees and Services
The following table presents fees for services provided by BDO for the years ended December 31, 2021 and 2020.

Accountant	Year	Audit Fees (1)	Audit-Related Fees	Tax Fees (2)	All Other Fees	Total Fees
BDO USA, LLP	2021	$1,390,895	$—	$—	$—	$1,390,895
	2020	1,246,030	—	12,460	—	1,258,490

(1) “Audit Fees” consists of the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of the Company’s internal controls over financial reporting, preparation of certain statutory audit reports and filing the registration statement on Form S-3 and S-8 with the Securities and Exchange Commission.
(2) “Tax Fees” consists of fees for tax compliance services.
Pre-approval Policies and Procedures
Pursuant to applicable Securities and Exchange Commission rules, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm, with the exception of non-audit services that account for no more than five percent of the total fees paid to our independent registered public accounting firm that are subsequently ratified by the Audit Committee.
Previously Reported Change in Registered Accounting Firm
As previously reported in our Current Report on Form 8-K filed with the SEC on March 3, 2020 (“2020 Form 8-K”), the Audit Committee of our board of directors conducted a competitive process to determine our independent registered public accounting firm for our fiscal year ending December 31, 2020. The Audit Committee invited several independent registered public accounting firms to participate in this process. Following this evaluation process, on February 28, 2020, the Audit Committee (i) approved the engagement of BDO as our independent registered public accounting firm for our fiscal year ending December 31, 2020 and (ii) approved the dismissal of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm. On March 2, 2020, at the direction of the Audit Committee, we notified Deloitte of its dismissal as our independent registered public accounting firm.
Deloitte’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte’s audit report for the fiscal year ended December 31, 2019 included an emphasis-of-matter paragraph stating that we had changed our method of accounting for leases in fiscal year 2019 due to the adoption of Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) and related amendments.
In addition, Deloitte’s reports on the effectiveness of internal control over financial reporting as of December 31, 2019 and 2018 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through March 3, 2020, there were: (i) no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Deloitte and us on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
We provided Deloitte with a copy of the disclosures made in the Form 8-K prior to the time the Form 8-K was filed with the SEC. We requested that Deloitte furnish a letter addressed to the SEC stating whether or not it agreed with the statements made in the Form 8-K. A copy of Deloitte’s letter, dated March 3, 2020, was attached as Exhibit 16.1 to the Form 8-K and confirmed that Deloitte agreed with the statements we made in the Form 8-K.
Results from 2021 Annual Stockholder Meeting
On June 1, 2021, ratification of BDO as our auditor was approved with over 99% of votes case in favor of the ratification of BDO as our auditors.
Vote Required
Stockholder approval of this Proposal 2 requires a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. An “ABSTENTION” vote will have the same effect as a vote “AGAINST” this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

MANAGEMENT
Executive Officers
The following table sets forth the names, ages and positions of our executive officers as of April 12, 2022, the record date:

Name	Age	Position
Timothy S. Jenks	67	President, Chief Executive Officer, Director and Chairman of the Board of Directors
Elizabeth Eby	58	Senior Vice President, Finance and Chief Financial Officer
Dr. Chi Yue (“Raymond”) Cheung	54	Senior Vice President and Chief Operating Officer
Dr. Wupen Yuen	52	Senior Vice President, Chief Product Officer and General Manager
Bradford W. Wright	49	Senior Vice President Global Sales
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no familial relationships among our directors and executive officers.
The biographical information of Timothy S. Jenks, our President and Chief Executive Officer, can be found in this proxy statement under the section entitled “Additional Information About the Board of Directors and Certain Corporate Governance Matters.”
Elizabeth Eby has served as our Senior Vice President, Finance and Chief Financial Officer since August 2017. Ms. Eby worked at Intel Corporation (a global semiconductor manufacturer) from July 1991 to August 2017, over the course of which she held several roles where she held finance leadership roles in Profit-and-Loss, Sales, and Cost, as well as regional leadership roles in Hong Kong and Shanghai. While at Intel, Ms. Eby served as Vice President of Finance and Group Chief Financial Officer for the Internet of Things Group, Vice President, Corporate Finance Planning, Reporting & Staffs, Director, Corporate Planning and Reporting, Director, Finance & Administration Asia Pacific and Mobile Processor Group Controller. Ms. Eby has a Master of Science in Industrial Administration from Carnegie Mellon University and a Bachelor of Science in applied mathematics from the University of Michigan.
Raymond Cheung, PhD has served as our Senior Vice President and Chief Operating Officer since October 2012 and is an employee of NeoPhotonics (China) Co., Ltd. Previously, he served as our Vice President and Chief Operating Officer from November 2008 to October 2012 and prior to that as our Vice President of Product Engineering from August 2007 to November 2008. From April 2004 until May 2007, Dr. Cheung served as Director of SAE Magnetics (HK) Ltd. (a hard disc drive magnetic heads design and manufacturing company) and was responsible for manufacturing operations in Dongguan, China. Dr. Cheung has also held various senior technical, operations and management positions with Hong Kong Applied Science & Technology Research Institute and Philips Semiconductor. Dr. Cheung holds a PhD in Materials and Mechanics from Cambridge University (UK) and a Bachelor of Engineering in Mechanical Engineering from King’s College London (UK).
Wupen Yuen, PhD has served as our Senior Vice President and General Manager since August 2014 and as Chief Product Officer since March 2018. Dr. Yuen previously served as our Senior Vice President of Product and Technology Development from October 2012 to August 2014, as our Vice President of Product Development and Engineering from September 2006 to October 2012, and prior to that, as our Director of Business Development since joining us in January 2005. From August 2002 until December 2004, Dr. Yuen served as Chief Technology Officer of Bandwidth9, Inc. (a telecommunications tunable laser company). Dr. Yuen holds a PhD in Electrical Engineering and a Master of Science in Electrical Engineering from Stanford University and a Bachelor of Science in Electrical Engineering from National Taiwan University.

Bradford W. Wright has served as our Senior Vice President Global Sales since July 2021. Before joining NeoPhotonics, from March 2021 to July 2021, Mr. Wright served as the head of Worldwide Component Sales and Applications at Cisco Systems (a global telecommunications equipment provider), following their acquisition of Acacia Communications (a telecommunications equipment provider), where he was Vice President of Sales from January 2018 to July 2021. From January 2016 to January 2018, Mr. Wright served as Director of Sales at Intel Corporation, following their acquisition of Altera Corporation in 2015, where he held a similar role. Before Altera, Mr. Wright rose through several commercial roles of increasing responsibility at Analog Devices and at Texas Instruments. Mr. Wright holds a Bachelor of Science in Electrical Engineering from the University of Wisconsin-Madison.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of March 15, 2022, by:
(1)each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
(2)each of our named executive officers as set forth in the Summary Compensation Table in this proxy statement;
(3)each of our directors; and
(4)all executive officers and directors as a group.
The percentage ownership information shown in the table below is based upon 53,193,490 shares of common stock outstanding as of March 15, 2022.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes (i) restricted stock units ("RSUs") held by the person that vest within 60 days after March 15, 2022 and (ii) shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after March 15, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o NeoPhotonics Corporation, 3081 Zanker Road, San Jose, California 95134 USA.

	Beneficial ownership as of March 15, 2022
Name and Address of Beneficial Owner:	Total Shares of Common Stock	Percent
5% Stockholders:
BlackRock, Inc.(1)	3,613,596	6.79%
55 East 52nd Street, New York, NY 10055

Named executive officers and directors:
Timothy S. Jenks(2)	853,648	1.60%
Elizabeth Eby(3)	400,897	*
Dr. Wupen Yuen(4)	397,697	*
Charles J. Abbe(5)	167,174	*
Dr. Rajiv Ramaswami(6)	108,093	*
Bandel L. Carano(7)	94,136	*
Ihab Tarazi(8)	82,429	*
Michael J. Sophie(9)	22,398	*
Dr. Raymond Cheung(10)	11,500	*
Dr. Yanbing Li(11)	11,770	*
Kimberly Y. Chainey(12)	7,004	*
Sheri L. Savage(13)	6,214	*
Bradford W. Wright(14)	—	*
All executive officers and directors as a group (13 people)(15)	2,162,960	4.07%
*Represents less than 1%.
(1)Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on March 11, 2022, BlackRock, Inc. owns in aggregate 3,613,596 shares, has sole voting power with respect to zero shares and sole dispositive power with respect to zero shares.
(2)Consists of 315,573 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares within 60 days of March 15, 2022 and 538,075 shares of common stock. 3,200 of these shares are held in a trust of the Jenks family where Mr. Jenks became sole trustee of such trust upon the death of his mother on March 28, 2016. The trust is a generation-skipping trust for the benefit of certain descendants of Mr. Jenks’ parents.
(3)Consists of 34,563 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares within 60 days of March 15, 2022 and 366,334 shares of common stock.
(4)Consists of 223,800 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares of common stock within 60 days of March 15, 2022 and 173,897 shares of common stock.
(5)Consists of 32,111 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares within 60 days of March 15, 2022 and 135,063 shares of common stock.
(6)Consists of 63,255 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares within 60 days of March 15, 2022 and 44,838 shares of common stock.
(7)Consists of 78,054 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 15, 2022 and 16,082 shares of common stock.
(8)Consists of 52,683 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 15, 2022 and 29,746 shares of common stock.
(9)Consists of 10,736 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 15, 2022 and 11,662 shares of common stock.
(10)Consists of 11,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 15, 2022.
(11)Consists of 3,184 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 15, 2022 and 8,586 shares of common stock.
(12)Consists of 7,004 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 15, 2022 and zero shares of common stock.
(13)Consists of 6,214 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 15, 2022 and zero shares of common stock.

(14)Consists of zero shares of common stock issuable upon the exercise of options exercisable within 60 days of March 15, 2022 and zero shares of common stock.
(15)Consists of 838,677 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares of common stock within 60 days of March 15, 2022 and 1,324,283 shares of common stock.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)
Equity compensation plans approved by security holders(2)	4,905,602	$6.59	2,349,341
Equity compensation plans not approved by security holders(3)	135,260	$4.60	—
(1)Consists solely of outstanding options as there is no exercise price for outstanding restricted stock units.
(2)Consists of our 2010 Equity Incentive Plan (the “2010 Plan”), our Amended and Restated 2020 Equity Incentive Plan (the "2020 Plan").
(3)Consists solely of our 2011 Inducement Award Plan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program, and the policies and practices that contributed to our executive compensation actions and decisions for 2021, and the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following of our executive officers, to whom we refer collectively in this discussion as our “named executive officers”.
(1)Timothy S. Jenks, our President and Chief Executive Officer (our “CEO”);
(2)Elizabeth Eby, our Senior Vice President, Finance and Chief Financial Officer;
(3)Dr. Raymond Cheung, our Senior Vice President and Chief Operating Officer;
(4)Dr. Wupen Yuen, our Senior Vice President, Chief Product Officer and General Manager; and
(5)Bradford W. Wright, our Senior Vice President Global Sales.

Executive Summary
We are a leading developer of silicon photonics and advanced hybrid photonic integrated circuit-based lasers, modules and subsystems for bandwidth-intensive, high-speed communications networks. Our products help keep people connected with high speed and highly reliable bandwidth. Our products address the highest speed over distance applications and are designed for 100Gbps and beyond data rates, such as 400G, 600G and now 800G per second.
In 2021, we achieved the following results:
•Increased by more than 70% our annual revenue from ultra-pure light lasers and coherent components that are designed for operation at 400G and above to $148 million, or 51% of total revenue.
•Revenue from customers excluding Huawei increased 17% year-over-year. Revenue of $290.3 million was down 22% year-over-year as we replace the revenue base of our largest customer in 2020.
•We announced General Availability of our 400ZR QSFP-DD and OSFP compact coherent transceiver modules for Data Center Interconnect applications, and we subsequently achieved three Cloud and data center switch design wins for these 400ZR DCO modules.
•We announced that we have shipped more than two million ultra-pure light tunable lasers, cumulatively.
•In July 2021, we hired Bradford Wright, an executive with extensive experience in sales to Cloud and hyperscaler customers, as our Senior Vice President of Global Sales.

Merger with Lumentum
Each of our named executive officers is eligible to receive certain compensation and benefits in connection with the Merger. The Merger has been approved by our stockholders and is expected to close in the second half of calendar year 2022, subject to customary closing conditions and approval from SAMR in China. This Compensation Discussion and Analysis and information regarding named executive officer compensation relates to our 2021 named executive officer compensation program and does not describe the treatment of named executive officer compensation in connection with the Merger. Please refer to the section above entitled “Proposed Merger with

Lumentum Holdings, Inc.” (and to the specific public filings referenced therein) for a description of the Merger, including the treatment of outstanding equity awards held by our employees, including our named executive officers, and the potential payments and benefits our named executive officers may receive in connection with the Merger.
2021 Executive Compensation Highlights
Our Compensation Committee took the following actions with respect to the 2021 compensation of our executive officers including our named executive officers, with the details of these actions discussed further below:
(1)Base Salary - In July 2021, we increased base salaries for our named executive officers, as further described below.
(2)Annual Bonus - We established our 2021 bonus plan and awarded annual bonuses based on our 2021 performance as evaluated against several financial and operational performance measures. Bonuses earned for 2021 by our executive officers were awarded in the form of cash payments, as further described below.
(3)Long Term Incentive Compensation - We granted long-term incentive compensation opportunities in the form of time-based and performance-based RSUs.
The following table illustrates the relative approximate proportions of the value of the base salary, target annual performance-based bonus opportunity and equity award value (based on grant date fair value) earned by or granted to our named executive officers in 2021:

Named Executive Officer(1)	Base Salary	Target Annual Performance-Based Bonus Opportunity	Equity Awards
Mr. Jenks	19%	19%	61%
Ms. Eby	29%	17%	53%
Dr. Cheung	30%	18%	52%
Dr. Yuen	29%	18%	53%
Mr. Wright(2)	22%	6%	72%
(1) Percentages may not add up to 100% due to rounding.
(2) Percentages for Mr. Wright are prorated from his hire in July 2021 and do not include his sign on bonus in 2021.
Executive Compensation Policies and Practices
Our Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is (a) consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent and (b) reflects sound governance standards consistent with our executive compensation policies and practices. The following policies and practices adopted previously remained in effect during 2021:
(1)Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors;
(2)Independent Compensation Committee Advisor. Our Compensation Committee engages its own independent compensation consultant to assist with its executive compensation review;
(3)Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk”;
(4)No Excessive Perquisites. We do not provide any excessive executive perquisites, such as tax reimbursement payments (including “gross-ups”) on any post-employment payments or benefits;
(5)“Double-Trigger” Change-in-Control Severance Arrangements. Except with respect to the July 2021 performance-based RSU (“PRSU“) vesting described herein, all change-in-control severance payments and benefits are generally based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);
(6)Stock Ownership Guidelines. We require our CEO and U.S.-based executive officers to maintain a minimum level of ownership in our common stock; and
(7)Hedging Prohibited. We prohibit our executive officers and other employees from hedging or engaging in other inherently speculative transactions with respect to their holdings of Company securities.
Recent Stockholder Advisory Vote on Named Executive Officer Compensation
We currently hold our stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote) on a triennial basis. We conducted our most recent Say-on-Pay vote at our 2020 Annual Meeting of Stockholders at which our stockholders approved the compensation of our named executive officers with over 97% of the votes cast in favor of the proposal. We believe that the results of our most recent Say-on-Pay vote reflect our stockholders’ support of our compensation approach, specifically our efforts to attract, retain and motivate our executive officers. Accordingly, we made no significant design changes to our executive compensation program as a result of the 2020 Say-on-Pay vote. Our Compensation Committee will continue to consider the outcome of our Say-on-Pay votes and our stockholders’ views when making future compensation decisions for our named executive officers.
Compensation Philosophy and Objectives
Our executive compensation program is designed to achieve the following objectives:
(1)Provide total compensation packages that attract, motivate, reward, and retain exceptional executive-level talent;
(2)Establish a direct and meaningful link between performance and the compensation payable in respect of such performance;
(3)Provide strong incentives for our executive officers that create stockholder value; and
(4)Align the financial interests of our executive officers with those of our stockholders.
While our Compensation Committee (or our board of directors, as applicable) reviews the total compensation package for each of our executive officers, including each of our named executive officers, in connection with the decisions it makes each year regarding each individual compensation component, generally the amount of any one compensation component is determined independent of the amount of any other component.
Compensation-Setting Process
Role of our Compensation Committee
Our Compensation Committee oversees our executive compensation program in relation to our competitive marketplace for talent (including our executive compensation policies and practices), approves the compensation of our executive officers and administers our various employee stock plans. Our Compensation Committee performs, at a minimum, an annual review of our executive officers’ target total direct compensation opportunities to determine whether they meet our compensation objectives. Specifically, our Compensation Committee is responsible for:
(1)Reviewing and approving the compensation and other terms of employment of our executive officers, including our named executive officers, and other senior members of management, and reviewing and approving performance goals and objectives relevant to such compensation; and
(2)Administering our equity incentive plans, stock purchase plans, compensation plans, and similar programs, including the adoption, amendment and termination of such plans.
Our Compensation Committee’s objective of maintaining a competitive executive compensation program includes a balance between motivating and retaining our executive officers and maintaining a reasonable and responsible cost structure. Our Compensation Committee does not establish a specific target percentile for the target total direct compensation opportunities of our executive officers, including our named executive officers and our Compensation Committee considers such data in evaluating the competitiveness of our compensation program, as described herein. When setting the amount of each compensation component for our executive officers, our Compensation Committee considers a number of factors, the importance of any one of which may vary in any given year, including:
(1)Corporate and/or individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;
(2)The need to motivate our executive officers to address particular business challenges that are unique within any given year;
(3)The experiences and individual knowledge of the members of our Compensation Committee regarding compensation of similarly-situated executives at other companies (with reference to third party surveys), as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;
(4)Internal pay parity of the compensation paid to one executive officer as compared to another, as we believe this contributes to retention and a spirit of teamwork among our executive officers;
(5)The performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, work as part of a team and reflect our core values;
(6)The potential dilutive effect on our stockholders generally from equity awards granted to our executive officers;
(7)Common pay practices and local economic conditions in foreign countries where an executive officer may work;
(8)Broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business;
(9)Individual negotiations with our executive officers, particularly in connection with their initial compensation package, as these individuals may be leaving meaningful compensation opportunities at their prior employer to work for us, as well as negotiations upon their departure, as we recognize the benefit to our stockholders of smooth transitions; and
(10)Recommendations provided by our CEO for his executive direct reports.
These factors provide the framework for compensation decision-making process and final decisions regarding the compensation opportunity for our executive officers, including our named executive officers.
Our Compensation Committee may, at its discretion and in accordance with the philosophy of making all information available to our board of directors, present executive compensation matters to the entire board of directors for their review and approval.
In the course of its deliberations, in any given year, our Compensation Committee may review and consider materials such as our financial reports and projections, operational data, tax and accounting information regarding potential compensation, executive stock ownership information, analyses of historical executive compensation levels, and current company-wide compensation levels, competitive market data and the recommendations of our CEO.
Role of our Management
For our executive officers including named executive officers other than our CEO, our Compensation Committee solicits and considers the performance evaluations and compensation recommendations submitted by our CEO. In the case of our CEO, the non-employee members of our board of directors evaluate his performance and our Compensation Committee determines whether to make any adjustments to his compensation.
For the consideration and approval of our Compensation Committee, our human resources and finance departments work with our CEO to propose the design of our executive compensation program, to recommend changes to existing compensation components, to recommend financial and other performance measures and related target levels to be achieved under our incentive compensation plans, to prepare analyses of financial data and other briefing materials, and, ultimately, to implement the decisions of our Compensation Committee or our board of directors, as applicable.
No executive officer, including no named executive officer, was present or participated directly in the final determinations or deliberations of our Compensation Committee or our board of directors, as applicable regarding the amount or component of his or her own 2021 compensation package.
Role of our Compensation Consultant
For 2021, our Compensation Committee engaged Compensia, a national compensation consulting firm, to assist it in its deliberations on the compensation payable to our executive officers, including our named executive officers.
The nature and scope of services of Compensia’s services in 2021 included the following:
(1)Providing advice regarding best practices and market trends in executive compensation;
(2)Assisting with the design of our equity compensation program, and other executive compensation arrangements, as needed;
(3)Preparing for and attending meetings of our Compensation Committee;
(4)Working with our management and human resource personnel to obtain any information needed about us to provide services; and
(5)Producing a report on executive compensation regarding the relative market positions of each component of compensation for each of our executive officers.
The Company pays the cost for Compensia’s services. In April 2021, our Compensation Committee reviewed the independence of Compensia pursuant to the criteria set forth in Exchange Act Rule 10C-1 and the applicable listing standards of The New York Stock Exchange. Our Compensation Committee determined that the work of Compensia did not give rise to any conflict of interest.
Competitive Positioning
For purposes of evaluating our executive compensation against the competitive market, our Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. This data is drawn from a select group of peer companies developed by the Compensation Committee, as well as compensation survey data. The companies comprising the compensation peer group are selected on the basis of their similarity to us in size (as determined largely by revenue and market capitalization), business strategy and industry. Our Compensation Committee reviews the compensation peer group in years when it requests a peer assessment of executive compensation and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
In connection with its review of our executive compensation program in July 2021 and its determinations with respect to the compensation of our executive officers, including our named executive officers, our Compensation Committee used an analysis of the compensation practices of a compensation peer group of 19 technology companies, which was originally developed with the assistance of Compensia in April 2019:
(1)Similar industry - companies that design and manufacture technology equipment with a preference for companies in the communications equipment and semiconductor and other hardware sectors;
(2)Similar revenue size in 2019 - ~0.5x to ~2.0x our last previous four fiscal quarter revenue (ranging from approximately $150 million to approximately $650 million);
(3)Similar market capitalization in 2019 - ~0.33x to ~3.0x our market capitalization of approximately $350 million (ranging from approximately $100 million to approximately $1.0 billion); and
(4)Similar size in 2019 - companies with a number of employees that continue to approximate our employee population.

This peer group consists of the following companies:

A10 Networks, Inc.	Daktronics, Inc.
Alpha and Omega Semiconductor	Digi International, Inc.
Ambarella, Inc.	Harmonic, Inc.
Applied Optoelectronics, Inc.	Inphi Corporation(1)
Arlo Technologies, Inc.	Lattice Semiconductor Corporation
Bel Fuse, Inc.	Nanometrics, Inc.
CalAmp Corporation	Quantenna Communications(2)
Calix, Inc.	Ribbon Communications Inc.
Cohu, Inc.	Vishay Precision Group, Inc.
Comtech Telecommunications Corp.
(1) Inphi Corporation was acquired by Marvell Technology, Inc. in April 2021.
(2) Quantenna Communications became a wholly owned subsidiary of ON Semiconductor Corporation in June 2019.
The Compensation Committee reviewed this peer group again in July 2021 and determined that it remained appropriate to retain this same peer group in making its 2021 compensation decisions because this peer group continued to be substantially similar to us as of July 2021.
To analyze the compensation practices of the companies in the compensation peer group, Compensia gathered data from public filings of the peer companies. This data, supplemented with a custom analysis of compensation data for technology companies of similar revenue size drawn from a third-party study, was then used by our Compensation Committee as a reference when evaluating our current compensation levels in the course of its deliberations on compensation design and amounts.
This compensation analysis was used by our Compensation Committee to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. Our Compensation Committee then evaluated how its contemplated compensation actions and decisions compared to the competitive market.
We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, only upon any type of benchmarking to a peer or other representative group of companies. Our Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, our Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is one of several factors that our Compensation Committee considers in making its decisions with respect to the compensation of our executive officers.
Compensation Risk Assessment
Our Compensation Committee periodically reviews the potential risks associated with the structure and design of our various compensation plans. Our Compensation Committee has reviewed the material compensation plans and arrangements for all employees and determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company. We believe that our compensation programs generally contain a balance of fixed and variable features, as well as complementary performance measures and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, our material compensation plans and arrangements operate within the corporate governance and review structure that serves and supports our risk mitigation practices.

Compensation Components
Our executive compensation program has four primary components: base salary, an annual bonus opportunity, long-term incentive compensation which is currently provided in the form of equity awards, and post-employment compensation arrangements. The following table summarizes our material compensation components and the reasons such compensation component is provided.

Compensation Component	Objective
Base salary	Attract and retain experienced executive officers by providing an expected baseline level of compensation
Annual bonus	Motivate executive officers to attain shorter-term performance goals and thereby link executive pay with performance
Long-term incentive compensation	Motivate executive officers to achieve longer-term performance goals and provide additional incentives to create stockholder value by directly linking the financial interests of the executive officers with those of our stockholders, as well as provide a retention incentive
Post-employment compensation	Motivate our senior executive officers to complete significant corporate transactions without regard to such executive’s own compensation or job security
Base Salary
In July 2021, our Compensation Committee approved merit increases for our named executive officers, to be effective July 1, 2021. The 2021 base salary figures are presented in the table below:

Named Executive Officer	2020 Base Salary	Percentage Increase	2021 Base Salary(1)
Mr. Jenks	$525,300	4.0%	$546,312
Ms. Eby	362,250	3.8%	376,016
Dr. Cheung(2)	386,620	2.2%	395,230
Dr. Yuen	365,730	4.0%	380,380
Mr. Wright(3)	N/A	N/A	370,000
(1) 2021 base salary increases were implemented July 1, 2021.
(2) At the beginning of the applicable year, Dr. Cheung’s base salary is calculated in U.S. dollars at the exchange rate for the applicable year. Dr. Cheung’s actual base salary is paid in RMB, the legal currency of the People’s Republic of China.
(3) Mr. Wright joined the Company in July 2021.

Annual Bonuses
Each year, we seek to motivate our executive officers, including our named executive officers, to successfully execute our annual financial and operational objectives through an annual bonus opportunity. In designing these bonus opportunities, our CEO works with our Compensation Committee to develop appropriate performance objectives and related target levels, which are then reviewed and approved by our board of directors. The performance measures and related payout levels are determined based on management’s business forecast both at the corporate and business unit levels, as reviewed and approved by our board of directors.
In September 2021, our Compensation Committee reviewed and approved an annual bonus plan for 2021 (the “2021 Bonus Plan”) for our executive officers and other key employees. The 2021 Bonus Plan was proposed by our management following discussions with our Compensation Committee and after taking into consideration the objectives set forth in our updated 2021 annual operating plan. Our Compensation Committee designed the 2021 Bonus Plan so that bonus payments would be based in part on our actual achievements measured against a set of pre-established corporate performance objectives, including completion of various research and development milestones during the year. For our named executive officers, other than our CEO, the Compensation Committee would also consider individual performance based on the CEO's recommendations.

Target Annual Bonus Opportunities
In July 2021, our Compensation Committee reviewed the target annual bonus opportunities for our executive officers, including our named executive officers, for purposes of the 2021 Bonus Plan. The 2021 target annual bonus opportunities remained at the same level as the 2020 target bonus levels and is a percentage of the officer's base salary, for the applicable named executive officers.
The target annual bonus opportunities for our named executive officers were as follows:

Named Executive Officer	2021 Target Annual Bonus Opportunity (as a percentage of base salary)	2021 Target Annual Bonus Opportunity ($)
Mr. Jenks	100%	$546,312
Ms. Eby	60	225,610
Dr. Cheung(1)	60	237,138
Dr. Yuen	60	228,228
Mr. Wright(2)	60	99,748
(1)Dr. Cheung’s target annual bonus opportunity is calculated in U.S. dollars at the exchange rate for the year and is paid in RMB, the legal currency of the People's Republic of China.
(2)Mr. Wright joined the Company in July 2021. His 2021 Target Annual Bonus Opportunity is prorated for the portion of the year that he was employed by the Company. This number does not include his sign on bonus.

These target annual bonus opportunities were determined by our Compensation Committee based on its members’ collective knowledge and experiences, the recommendations of our CEO (except with respect to his own target annual bonus opportunity) and considerations for internal pay equity. That is, while our Compensation Committee generally believes compensation for our executive officers should increase with their level of responsibility, it also recognizes that achievement of the corporate performance objectives underlying the 2021 Bonus Plan would require a team effort among management. Therefore, the target annual bonus opportunities should fall within a narrow range, with the largest percentage awarded to our CEO in light of his overall responsibility for the successful execution of our annual operating plan.
Corporate Performance Objectives
Our Compensation Committee structured the 2021 Bonus Plan so that a pool for the payment of bonuses would be funded based on our Compensation Committee’s assessment of our overall corporate performance as measured against a set of pre-established corporate performance objectives. For 2021, our corporate performance objectives consisted of non-GAAP operating income targets (weighted at 25%), timely return to positive non-GAAP operating income (weighted at 25%), free cash flow targets (weighted at 25%) and completion of various research and development milestones during the year (weighted at 25%). Each of these research and development milestones had certain target performance specifications and completion dates. The criteria for assessment included timely and cost-effective delivery of named products to the target performance specifications and to the target development stage. The assessment was to be made based on timeliness, of project achievement and budget adherence. Additionally, a modifier was added that would be weighted between 0% and 25% in the event that we completed a non-dilutive liquidity event exceeding $20,000,000 USD in 2021.
Our Compensation Committee selected these operational performance objectives because it believed they were the best indicators of our ability to successfully execute our annual operating plan and factors critical to improving our competitive position and increasing the value of our common stock. Our Compensation Committee believed these objectives were challenging but obtainable, and, therefore, best aligned the financial interests of our executive officers, including our named executive officers, with those of the stockholders.
Although expressed as a potential payment outcome, the target levels for these operational performance objectives were merely non-binding guidelines to be used by our Compensation Committee as one factor in determining the actual bonus payments, if any, to be made to our executive officers and other participants under the 2021 Bonus

Plan. In approving the 2021 Bonus Plan, our Compensation Committee did not assign a specific dollar payment amount to any of the corporate performance objectives. Instead, as in prior years, our Compensation Committee determined actual bonus payments for 2021 based upon the subjective judgment of its members as to the appropriate bonus amounts after assessing:
(1)Our actual corporate performance as compared against the expected progress for each corporate performance objective; and
(2)Our overall budget (that is, the appropriate level of bonuses to pay after consideration of the broader economic conditions and our balance sheet and expected cash flows).
2021 Annual Cash Bonus Awards
In April 2022, our Compensation Committee reviewed our actual performance during 2021 against each of the corporate performance objectives, as well as other aspects of our corporate and each executive officer and other participant’s individual performance, and determined that we had achieved our corporate performance goals at a 62.5% level. In making such determination, the Compensation Committee considered that during 2021, we had returned to positive non-GAAP operating income in the third quarter of 2021 of $1.3 million, attained approximately $(32.1) million in free cash flows, and achieved 125% of the research and development milestones, however, we did not meet our goal related to non-GAAP operating income. The Compensation Committee further considered the individual performance of each of our named executive officers (other than our CEO) when determining actual 2021 bonus award amounts for our named executive officers.
The non-GAAP operating income for 2021 excludes expenses of $11.0 million in stock-based compensation, $3.7 million related to acquisition and asset sales (primarily for the merger), end of life inventory write-down of $2.7 million and amortization, accelerated depreciation, restructuring, and legal settlements of $1.8 million.
In December 2021, the Compensation Committee approved a partial payment of initial 2021 performance bonuses for our named executive officers. The Compensation Committee believed it was appropriate to make these initial bonus determinations in light of various factors including (i) our operational performance in 2021, notwithstanding challenges presented by the Covid-19 pandemic, U.S. government restrictions on sales to Huawei, and supply chain shortages, (ii) our progress with our 400ZR products for the cloud data center market, and (iii) our ongoing work and related considerations in support of the Merger Agreement with Lumentum.
In April 2022, the Compensation Committee approved the following final 2021 performance bonuses for our named executive officers. The remainder of the bonuses not paid in December were paid in April 2022.

Named Executive Officer	Total Earned 2021 Bonus(1)
Mr. Jenks	$339,645
Ms. Eby	140,837
Dr. Cheung(2)	152,631
Dr. Yuen	142,472
Mr. Wright(3)	62,267
(1)Includes partial amounts approved and paid in December 2021.
(2)Dr. Cheung’s 2021 cash bonus is disclosed in the chart above in U.S. dollars. Dr. Cheung’s actual 2021 cash bonus was paid in RMB, the legal currency of the People’s Republic of China.
(3)Does not include Mr. Wright's sign on bonus.

Long-Term Incentive Compensation
We use equity awards to ensure that our executive officers, including our named executive officers, have a continuing stake in our long-term success. We structure our long-term incentive compensation in the form of equity awards because we believe that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. We also believe that equity awards are an integral component of our efforts to attract exceptional executive officers and employees.

We believe that properly structured long-term incentive compensation arrangements work to align the long-term interests of our executive officers and stockholders by creating a strong, direct link between their compensation and stock price appreciation.
Each year, the Compensation Committee determines the appropriate vehicle for the grant of equity awards to our named executive officers. For 2021, we determined to grant equity awards in the form of RSUs that vest based upon continued service and in the form of performance RSU grants or PRSUs.
In determining the size of the equity awards granted in 2021 to our executive officers, including our named executive officers, our Compensation Committee made its decisions based primarily on its members’ experience and knowledge, equity compensation data provided by Compensia and internal pay equity (that is, generally similar award sizes as among our executive officers, with larger awards to our CEO in light of his roles and responsibilities).  These factors were considered as a whole, without any specific weighting or formula.
In July 2021, our Compensation Committee approved the grant of the equity awards listed below to our named executive officers, except for Mr. Wright. These grants include RSU grants that vest year over four years and performance RSU grants, or PRSUs, for all named executive officers except for Mr. Wright. In connection with his commencement of employment with us, in July 2021, Mr. Wright was granted an RSU award that vests over four years.
The PRSUs are designed to incentivize our named executive officers for sustainable long-term revenue growth. The PRSUs vest only upon certification by the board of directors or the Compensation Committee that we have achieved at least $100 million in revenue measured over four consecutive fiscal quarters from “Data Center Customers” during the performance date which commences upon the grant date and ends at the end of the second quarter of 2025. “Data Center Customers” includes cloud and hyperscale customers including their focused suppliers. If earned, the PRSUs vest as to 1/3 of the shares upon certification by the board of directors or the Compensation Committee of the achievement of the financial goal and as to 1/3 of the shares upon each of the first and second anniversaries of the date of certification. In each case, vesting is subject to the recipient's continued services. Upon the executive’s termination for any reason prior to a change in control, any unearned PRSUs will be forfeited, except with respect to Mr. Jenks, as otherwise provided by his retention agreement. Upon a change in control of the Company, unearned PRSUs will convert to time-based vesting RSU grants as follows: 50% of the shares on the first anniversary of the date of grant and 50% of the shares on the second anniversary of the date of grant. For all executives except Mr. Jenks, if there is an "involuntary termination" (as defined in any offer letter, employment agreement or retention agreement between us and the named executive officer) on or within 12 months after a change in control, then 100% of any unvested PRSUs under this award will vest as of the termination date. With respect to Mr. Jenks, the terms of his retention agreement will apply to his PRSUs. If the performance goal is not achieved by the end of the second quarter of 2025, then the PRSUs will be forfeited.

Named Executive Officer	Time-Based RSU Awards (Number of Shares)	Performance-Based RSU Awards (Number of Shares)	Grant Date Fair Value(1)
Mr. Jenks	135,800	58,200	$1,740,180
Ms. Eby	53,900	23,100	690,690
Dr. Cheung	53,900	23,100	690,690
Dr. Yuen	53,900	23,100	690,690
Mr. Wright	135,900 (2)	—	1,199,997
(1)Grant dates for all named executive officers, except for Mr. Wright, were July 20, 2021. Grant date for Mr. Wright was July 27, 2021.
(2)Mr. Wright joined the Company in July 2021 and was granted a time-based RSU award in connection with this commencement of employment, as provided in his offer letter.

Health and Welfare Benefits
We provide the following benefits to our U.S. based named executive officers on the same terms and conditions as provided to all other U.S. based eligible employees:
(1)Medical, dental and vision insurance, basic life insurance;
(2)Medical and dependent care flexible spending accounts;
(3)Short-term and long-term disability, accidental death and dismemberment insurance;
(4)A Section 401(k) defined contribution plan for U.S.-based employees, including a partial Company matching contribution; and
(5)A nonqualified deferred compensation plan for certain of our U.S. employees, including our U.S.-based executive officers to provide them an opportunity to defer certain compensation on a pre-tax basis and accumulate tax-deferred earnings.
We believe these benefits are consistent with benefits provided by other companies based on the experiences and individual knowledge of the members of our Compensation Committee regarding the compensation of similarly-situated executives at other companies and help us to attract and retain high quality executives.
In China, Dr. Cheung enjoys a group commercial insurance program covering the medical and health services in the China and Hong Kong region, with a cost of RMB 13,703 ($2,124 based on an average exchange rate RMB 6.4523 per U.S. dollar for 2021) for 2021, and also, he is extended a family health insurance program in the People’s Republic of China, with a cost of RMB 54,000 per year ($8,369 based on an average exchange rate of RMB 6.4523 per U.S. dollar in 2021).
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Consequently, we provide only limited perquisites or other personal benefits to our executive officers, including our named executive officers. In considering potential perquisites, our Compensation Committee reviews the cost to us as compared to the perceived value of providing such benefits.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation or retention purposes.
Post-Employment Compensation Arrangements
Under the terms of his or her respective severance or retention agreement, each of our named executive officers is eligible to receive payments and benefits in the event of certain involuntary terminations of employment, including a termination of employment in connection with a change in control of the Company. These agreements (and the payments and benefits offered under each such agreement) reflect the negotiations of each of the named executive officer as well as a desire to have internal parity among our executive officers with respect to their potential post-employment compensation arrangements. We consider these arrangements to be critical to attracting and retaining high caliber executives.
In addition, we believe that providing certain payments and benefits and partial vesting acceleration of outstanding and unvested equity awards in the event of a termination of employment in connection with a change in control of the Company, if structured appropriately, serves to minimize the distractions to an executive officer and reduce the risk that a named executive officer terminates his employment with us before an acquisition is consummated.
We believe that these arrangements allow our named executive officers to focus on continuing normal business operations and, in the case of change in control payments and benefits, to focus on the success of a potential business combination, rather than being distracted by how business decisions that may be in the best interest of our stockholders will impact each named executive officer’s own financial security. That is, we believe that these arrangements help ensure stability among our named executive officers, and will help enable them to maintain a balanced perspective in making overall business decisions during periods of uncertainty.

For a detailed description of these arrangements with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments Upon Termination or Change in Control” below.
Employee Stock Plans
Under the terms of our employee stock plans and agreements with our executive officers, including our named executive officers, the vesting of outstanding and unvested stock options and restricted stock unit awards is partially accelerated in the event of certain material corporate transactions, where equity awards are not assumed or substituted, as well as in the event of certain involuntary terminations of employment following certain material corporate transactions (such as a change of control).
We believe these accelerated vesting provisions are appropriate in light of the collective knowledge and experiences of the members of our Compensation Committee on compensating individuals in the positions held by our executive officers at other companies (without reference to any specific compensation peer group or any specific level of compensation), and, therefore, allow us to attract and retain high quality executive officers, and, in the case of accelerated vesting upon certain involuntary terminations of employment following a change in control of the Company, the accelerated vesting allows our executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards.
Other Compensation Policies
Compensation Recovery Policy
In April 2020, the Compensation Committee adopted a clawback policy, where awards granted to our executive officers, including our named executive officers, under the 2020 Plan will be subject to recoupment in certain circumstances. The policy provides that if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws, and it is determined that such noncompliance was due in whole or in part to such executive officer’s misconduct, the Company may seek to recover from the executive officer the equity incentive compensation granted to, earned by or vested in such executive officer during the one-year period preceding the accounting restatement.
Stock Ownership Guidelines
As part of our overall corporate governance policies, and to align the interests of our executive officers with the interests of our stockholders, our board of directors believes that our executive officers should have a significant financial stake in the Company. Pursuant to our stock ownership guidelines:
(1)Our Chief Executive Officer is required to own shares of our common stock with a value equal to or exceeding three times his or her then-current annual base salary; and
(2)Our U.S.-based executive officers who must file reports of securities ownership and changes in ownership under Section 16 of the Securities Exchange Act of 1934 are required to own shares of our common stock with a value equal to or exceeding his or her then-current annual base salary.
As of December 31, 2021, all but one of our U.S. based named executive officers' beneficial ownership of shares of our common stock exceed their required ownership level, which generally had to be satisfied no later than October 2019, or if later, within two years of their becoming an executive officer subject to Section 16 of the Securities and Exchange Act of 1934. The remaining U.S. based named executive officer still had a remaining period of time to acquire the required beneficial ownership levels in accordance with the requirements of the guidelines.
In order to comply with applicable legal restrictions, pursuant to our Insider Trading Policy, all of our employees who are PRC nationals providing services in our China office, including Dr. Cheung, are restricted from holding our shares and therefore are required to immediately sell any shares they may receive pursuant to their equity awards.
Hedging Prohibition Policy

We have adopted a policy that prohibits our executive officers, including our named executive officers, other members of management, and the non-employee members of our board of directors from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our securities. We adopted this policy as a matter of good corporate governance and because, by not allowing these individuals to engage in such transactions, they are subject to the full risks of ownership of their owned shares and any outstanding equity awards.
Equity Award Grant Policy
It is our policy not to intentionally accelerate or delay the public release of material information in consideration of a pending equity award. The intention of the policy is to not allow the recipient to benefit from a more favorable stock price. Typically, “new hire” equity awards are made on the 15th of the month following the date of hire.
Tax Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code ("Section 162(m)"), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Accounting Considerations
We account for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense over the period the bonus is earned. The accounting impact is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

COMPENSATION COMMITTEE REPORT*
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
From the members of our Compensation Committee:
Charles J. Abbe (joined the Committee on February 25, 2022)
Kimberly Chainey (joined the Committee on February 25, 2022)
Dr. Rajiv Ramaswami
Michael Sophie
Ihab Tarazi
*This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.
Summary Compensation Table
The following table provides information for the years ended December 31, 2021, 2020 and 2019, regarding the compensation of our principal executive officer, principal financial officer, and our other named executive officers, for 2021.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(7)	Total ($)
Timothy S. Jenks	2021	535,564	—	1,740,180	339,645	5,001	2,620,390
President and Chief Executive Officer	2020	537,148	—	1,004,900	693,396	14,308	2,249,752
	2019	491,169	—	725,807	535,500	5,459	1,757,935
Elizabeth Eby	2021	368,974	—	690,690	140,837	4,864	1,205,365
Senior Vice President, Finance and Chief Financial Officer	2020	369,492	—	444,475	290,000	5,244	1,109,211
	2019	337,077	—	300,658	216,250	4,701	858,686
Dr. Raymond Cheung(4)(5)(6)	2021	396,202	—	690,690	152,631	10,493	1,250,016
Senior Vice President and Chief Operating Officer	2020	357,849	—	444,475	290,000	9,726(7)	1,102,050
	2019	338,305	—	300,801	222,199	9,813	871,118
Dr. Wupen Yuen	2021	372,896	—	690,690	142,472	3,379	1,209,437
Senior Vice President and General Manager	2020	371,215	—	533,370	290,000	5,257	1,199,842
	2019	337,077	—	300,658	220,000	3,201	860,936
Bradford W. Wright(8)	2021	160,808	175,000(9)	1,199,997	62,267	3,671	1,601,743
Senior Vice President of Global Sales
(1)Amount reflects the aggregate grant date fair value of the awards granted, calculated in accordance with applicable accounting guidance for share based payment transactions. The valuation assumptions used in determining such amounts are described in Note 17 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 25, 2022. These amounts do not reflect the actual economic value realized by the named executive officers.
(2)Includes PRSUs granted in 2021 and 2020. If the performance goal is achieved, the restricted stock units become subject to time-based vesting, as described under “Outstanding Equity Awards at December 31, 2021” below. Because the expectation is that the performance goals will be met in subsequent years, the full value of the awarded shares are recognized and reported above.
(3)The amounts in this column are performance-based bonuses in respect of performance for the years ended December 31, 2021, 2020 and 2019, that were actually paid in the following year, except that 2020 and 2021 performance bonuses were paid in two tranches as follows. In December 2020, we paid the following amounts because as of December 2020 we were substantially certain to achieve the applicable 2020 performance levels for such payouts of $525,300 to Mr. Jenks, $217,350 to Ms. Eby, $231,972 to Dr. Cheung and $219,450 to Dr. Yuen, and in 2021, we paid the following additional amounts based on a final assessment of our 2020 performance results $168,096 to Mr. Jenks, $72,650 to Ms. Eby, $58,028 to Dr. Cheung and $70,550 to Dr. Yuen. In December 2021, we paid the following amounts because as of December 2021 we were substantially certain to achieve the applicable 2021 performance levels for such payouts of $273,156 to Mr. Jenks, $112,805 to Ms. Eby, $122,252 to Dr. Cheung, $114,114 to Dr. Yuen, and $49,874 to Mr. Wright, and in 2022, we paid the following additional amounts based on a final assessment of our 2021 performance results of $66,489 to Mr. Jenks, $28,032 to Ms. Eby, $30,379 to Dr. Cheung, $28,358 to Dr. Yuen, and $12,593 to Mr. Wright.
(4)Dr. Cheung’s salary in 2019, 2020, and 2021 was RMB 2,336,834, RMB 2,467,091, and RMB 2,556,421, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.9075, RMB 6.8942, and RMB 6.4523 per U.S. dollar in 2019, 2020 and 2021, respectively.
(5)Dr. Cheung’s bonus in 2019, 2020, and 2021 was RMB 1,534,834, RMB 1,894,467, and RMB 970,952, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.9075, RMB 6.5326, and RMB 6.3614 per U.S. dollar in 2019, 2020, and 2021, respectively.
(6)The amount reported under "All Other Compensation" for Dr. Cheung represents medical insurance and family health insurance premiums of RMB 67,785, RMB 67,050, and RMB 67,703 in 2019, 2020, and 2021, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.9075, RMB 6.8942, and RMB 6.4523 per U.S. dollar in 2019, 2020, and 2021, respectively.
(7)For each of our named executive officers, except for Dr. Cheung, reflects Company matching contribution to our 401(k) Plan.
(8)Mr. Wright joined the Company in July 2021.
(9)As part of the terms of his offer letter, Mr. Wright was eligible to receive a sign on bonus of $250,000, of which $175,000 was paid to him in 2021 and the remaining $75,000 is to be paid in July 2022. The sign on bonus is deemed to be earned provided he remains continuously employed with the Company in good standing for three years, otherwise it is subject to repayment.
Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to each of our named executive officers during the year ended December 31, 2021.
Grants of Plan-Based Awards For Fiscal Year 2021

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) Target	Estimated Future Payouts Under Equity Incentive Plan Awards(4) Target (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Restricted Stock Units And Options(3)
Timothy S. Jenks	7/20/2021	$546,312		135,800	$1,218,126
	7/20/2021		58,200		522,054
Elizabeth Eby	7/20/2021	225,610		53,900	483,483
	7/20/2021		23,100		207,207
Dr. Raymond Cheung	7/20/2021	237,138		53,900	483,483
	7/20/2021		23,100		207,207
Dr. Wupen Yuen	7/20/2021	228,228		53,900	483,483
	7/20/2021		23,100		207,207
Bradford W. Wright	7/27/2021	99,748 (5)		135,900	1,199,997
(1)Reflects target awards under our 2021 Bonus Plan for 2021 performance, as described further in the section titled “Compensation Discussion and Analysis” above. Actual awards under the 2021 Bonus Plan are reported under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.
(2)RSUs and PRSUs were granted with no exercise price.
(3)In accordance with Securities and Exchange Commission rules, this column represents the aggregate grant date fair value of each equity award, calculated in accordance with applicable accounting guidance for stock-based payment transactions. For each stock award, the grant date fair value is calculated using the closing price of our common stock on the grant date. The valuation assumptions used in determining the grant date fair value of the option awards are described in Note 17 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 25, 2022. These amounts do not reflect the actual economic value realized by the named executive officers.
(4)Reflects PRSUs described above under "Compensation Discussion and Analysis."
(5)Mr. Wright's target amount reflects a 45% proration based on his employment commencement date in July 2021.
The material terms of the named executive officers’ annual compensation, including base salaries, bonus opportunities, equity awards and potential severance benefits are described in greater detail below under the section titled “Employment Agreements.” The explanations of the amounts of compensation awarded in 2021, including how each individual element of compensation was determined, are set forth above in the section titled “Compensation Discussion and Analysis.”
As discussed in greater detail in “Compensation Discussion and Analysis,” the number of restricted stock units granted is determined by our board of directors based on a number of subjective factors. Restricted stock units granted in July 2021 vest 25% annually over four years.
Performance restricted stock units granted in July 2021 vest upon certification by the board of directors or the Compensation Committee that the Company has achieved at least $100 million in revenue measured over four consecutive fiscal quarters from “Data Center Customers” during the performance date which commences upon the grant date and ends at the end of the second quarter of 2025. “Data Center Customers” includes cloud and hyperscale customers including their focused suppliers; if such goals are achieved the restricted stock units vest as to 1/3 of the shares upon board or Compensation Committee certification of the achievement of the financial goal and in 1/3 of the shares upon each of the first and second anniversaries of the date of achievement certification. In each case, vesting is subject to the recipient's continued services. The restricted stock unit grants were made under our 2020 Plan. We did not pay dividends on our common stock during 2021.

Outstanding Equity Awards at December 31, 2021
The following table presents certain information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2021. All vesting is generally contingent upon continued employment with us, except as such vesting may be partially accelerated upon certain material corporate transactions or involuntary terminations of employment, as described in more detail elsewhere in this proxy statement.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable(1)	Number of securities underlying unexercised options unexercisable	Option exercise price(2) ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested(3)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested(3)
Timothy S. Jenks	100,000	—	$5.11	12/11/2022	78,000(7)	$1,198,860	—	$—
	24,325	—	7.59	10/26/2025	135,800(5)	2,087,246	—	—
	98,397	—	8.07	7/31/2027	6,666(6)	102,456	—	—
	66,851	—	12.27	8/1/2026	50,000(7)	768,500	—	—
	—	—	—	—	—	—	26,000(8)	399,620
	—	—	—	—	—	—	58,200(9)	894,534
	—	—	—	—	32,500(10)	499,525	—	—
Elizabeth Eby	23,063(4)	—	5.89	8/14/2027	34,500(7)	530,265	—	—
	—	—	—	—	53,900(5)	828,443	—	—
	—	—	—	—	2,666(6)	40,976	—	—
	—	—	—	—	20,000(7)	307,400	—	—
	—	—	—	—	—	—	11,500(8)	176,755
	—	—	—	—	—	—	23,100(9)	355,047
	—	—	—	—	16,250(10)	249,763	—	—
Dr. Raymond Cheung	—	—	—	—	34,500(7)	530,265	—	—
	—	—	—	—	53,900(5)	828,443	—	—
	—	—	—	—	2,666(6)	40,976	—	—
	—	—	—	—	20,000(7)	307,400	—	—
	—	—	—	—	—	—	11,500(8)	176,755
	—	—	—	—	—	—	23,100(9)	355,047
	—	—	—	—	16,250(10)	247,763	—	—
Dr. Wupen Yuen	40,000	—	3.30	10/7/2024	41,400(7)	636,318	—	—
	10,000	—	3.50	7/30/2022	53,900(5)	828,443	—	—
	68,000	—	5.11	12/11/2022	2,666(6)	40,976	—	—
	33,000	—	7.59	10/26/2025	20,000(7)	307,400	—	—
	29,000	—	8.07	7/31/2027	—	—	13,800(8)	212,106
	30,000	—	12.27	8/1/2026	—	—	23,100(9)	355,047
	—	—	—	—	16,250(10)	249,763	—	—
Bradford W. Wright	—	—	—	—	135,900	2,088,783	—	—
(1)Unless otherwise noted, shares subject to the stock option are vested in full.
(2)The exercise price of the awards was determined by reference to the closing sales price of our common stock on the grant date.
(3)Value calculated based on the closing price of our common stock on December 31, 2021 of $15.37 per share.
(4)25% of the underlying shares vested on the one year anniversary of the vesting commencement date, and 1/48th of the shares vested each month thereafter. All shares are fully vested as of December 31, 2021.
(5)1/4th of the underlying shares vest on each annual anniversary of the vesting commencement date (July 20, 2021), subject to the recipient’s continued service through each such date.
(6)1/3rd of the underlying shares vest on each year anniversary of the vesting commencement date (July 30, 2019), subject to the recipient's continued service through each such date.
(7)25% of the underlying shares vest on each annual anniversary of the vesting commencement date (July 30, 2019), subject to the recipient's continued service through each such date.
(8)These PRSUs vest upon certification by the board of directors or the Compensation Committee that the Company has achieved at least $425 million in revenue over four consecutive fiscal quarters. If the performance goal is not achieved by the end of the first quarter of 2025, then the PRSUs will be forfeited. If earned, vesting occurs as to 1/3 of the shares upon board or Compensation Committee certification of the achievement of the financial goal and as to 1/3 of the shares upon each of the first two anniversaries of the date of achievement certification. In each case, vesting is subject to the recipient's continued services through each vesting date. Upon the executive’s termination for any reason prior to a change in control, any unearned PRSUs will be forfeited (except with respect to Mr. Jenks as otherwise provided by his retention agreement). Upon a change in control of the Company, unearned restricted stock units will convert to time-based vesting as follows: 50% of the shares will vest on the first anniversary of the change in control and 50% of the shares will vest on the second anniversary of the change in control, subject to the recipient's continued service through the applicable vesting date (except, with respect to Mr. Jenks, as otherwise provided by his retention agreement).
(9)These PRSUs vest upon certification by the board of directors or the Compensation Committee that the Company has achieved at least $100 million in revenue from data center customers over four consecutive fiscal quarters. If earned, vesting occurs as to 1/3 of the shares upon Board or Compensation Committee certification of the achievement of the financial goal and in 1/3 of the shares upon each of the first two anniversaries of the date of achievement certification. If the revenue goal is not achieved by the end of the second quarter of 2025, then the PRSUs shall be forfeited. These awards are subject to potential acceleration in the event of certain termination or change in control events, as further described above under "Compensation Discussion and Analysis."
(10)These restricted stock units became eligible to vest when common stock price targets were met in 2021. Through July 2021, 75% of the restricted stock units have vested, and the remaining 25% will vest on July 1, 2022, subject to the recipient's continued service through such date.
Option Exercises and Stock Vested During Fiscal 2021
The following table shows information regarding option exercises and the vesting of restricted stock held by our named executive officers during 2021.

	Stock Options		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1)	Number of shares acquired on vesting (#)	Value realized on vesting(2)
Timothy S. Jenks	98,136	$942,197	218,049	$2,456,087
Elizabeth Eby	115,312	360,927	130,123	1,378,054
Dr. Raymond Cheung	204,500	1,688,480	98,471	1,113,887
Dr. Wupen Yuen	7,000	71,610	100,661	1,140,184
Bradford W. Wright	—	—	—	—
(1)The value realized on exercise equals (a) the closing price per share of our common stock as reported on the New York Stock Exchange on the vesting date less the exercise price per share, multiplied by (b) the gross number of shares acquired on exercise.
(2)The value realized on vesting equals the closing price per share of our common stock as reported on the New York Stock Exchange on the vesting date multiplied by the gross number of shares acquired on vesting.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Definitions. Except as otherwise expressly set forth below, for purposes of the current retention agreements entered into with our named executive officers, the following definitions apply:
“Cause” means the occurrence of any of the following events: (i) any act of personal dishonesty taken by the named executive officer in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the named executive officer; (ii) the conviction of a felony; (iii) a willful act by the named executive officer that constitutes gross misconduct and which materially injures us; and (iv) following delivery to the named executive officer of a written demand for performance from us, which describes the basis for our belief that the named executive officer has not substantially performed his duties, continued violations by him of his obligations to us that are demonstrably willful and deliberate on the named executive officer’s part.
“Change in Control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition of all or substantially all of our assets; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 60% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) certain changes affecting the majority of the directors of our board of directors.
“Disability” means that the named executive officer has been unable to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to the named executive officer or his legal representative.
“Good Reason” means the named executive officer’s voluntary resignation from all positions he holds with us, effective within 90 days after the occurrence of: (i) a material reduction or other material adverse change in the named executive officer’s job duties, responsibilities, authority or requirements, including the removal of such job duties, responsibilities, authority or requirements; (ii) any material reduction of the named executive officer’s annual base compensation; (iii) our requiring the named executive officer to move his primary work location to a location that increases his one-way commute by more than 50 miles (or, with respect to Mr. Jenks, 25 miles) from our then-current location; or (iv) our failure to obtain the assumption, in all material respects, of the retention agreement by any of our successors; provided that the named executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no Good Reason will exist.
“Involuntary Termination” means (i) any termination of the named executive officer’s employment by us without Cause (other than by reason of death or Disability) or (ii) the named executive officer’s resignation for Good Reason.
Timothy S. Jenks
On March 30, 2010, we entered into an employment letter agreement with Mr. Jenks, pursuant to which he continues to serve, on an at-will basis, as our Chairman, Chief Executive Officer, and President. This employment letter agreement provides for an annual base salary which is currently set at $546,312 per year, which base salary increase became effective July 1, 2021, subject to periodic review and adjustment. The agreement also provides for Mr. Jenks’ general eligibility for annual variable pay based on our performance, stock awards and long-term incentives.
Effective as of August 5, 2016, we entered into a retention agreement with Mr. Jenks, which replaced a prior severance rights agreement with Mr. Jenks dated as of April 30, 2012. The retention agreement provides for the payment of severance benefits to Mr. Jenks in the event of the termination of his employment as described below.
Involuntary termination generally. The retention agreement provides that upon an Involuntary Termination of Mr. Jenks’ employment, subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 100% of his target bonus for the year of termination and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (including a waiver of any performance-based criteria).
Involuntary termination following a change in control. The agreement also provides that upon an Involuntary Termination of Mr. Jenks’ employment within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 200% of his target bonus for the year of termination and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued

health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards will accelerate in full (including, a waiver of any performance-based criteria).
The retention agreement with Mr. Jenks also provides that if he is involuntarily terminated prior to a change in control and he can reasonably demonstrate to our board’s satisfaction that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control, then he will be entitled to the greater amount of severance benefits payable on an involuntary termination following a change in control.
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Jenks’ employment terminates due to his death while he is outside of his country of residence (for any reason), should the supplement be required in order to provide for total death benefits equal to two times his then-current annual base salary.
Elizabeth Eby
On July 17, 2017, we entered into an offer letter with Ms. Eby to serve as our Senior Vice President, Finance, and Chief Financial Officer, on an at-will basis. This offer letter provided for an initial annual base salary which is currently set at $376,016 per year, which base salary increase became effective July 1, 2021, subject to periodic review and adjustment. The letter also provides for Ms. Eby’s general eligibility for annual variable pay based on our performance, stock awards and long term incentives.
Effective as of August 14, 2017, we entered into a retention agreement with Ms. Eby, which was amended on November 6, 2017. The retention agreement (as amended) provides for the payment of severance benefits to Ms. Eby in the event of the termination of her employment as described below.
Involuntary termination generally. Under the retention agreement, if Ms. Eby’s employment terminates as a result of Involuntary Termination, and provided that Ms. Eby provides a valid and effective release of all employment related claims, Ms. Eby would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 100% of her base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Ms. Eby’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Ms. Eby’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Ms. Eby provides a valid and effective release of all employment related claims, Ms. Eby would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 100% of her base salary, (B) 100% of her target bonus for the year of termination, and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Ms. Eby’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 24 month period following the effective date of the Change in Control (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Ms. Eby’s employment terminates due to her death while she is outside of her country of residence (for any reason), should the supplement be required in order to provide for total death benefits equal to two times her then-current annual base salary.
Dr. Raymond Cheung
In June 2016, consistent with local labor laws in China, we entered into a non-fixed-term labor contract with Dr. Cheung. Effective as of August 5, 2016, we entered into a retention agreement with Dr. Cheung. The retention agreement provides for the payment of severance benefits to Dr. Cheung in the event of the termination of his employment as described below.

Involuntary termination generally. Under the retention agreement, if Dr. Cheung’s employment terminates as a result of Involuntary Termination, and provided that Dr. Cheung provides a valid and effective release of all employment related claims, Dr. Cheung would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 200% of his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Dr. Cheung’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Dr. Cheung provides a valid and effective release of all employment related claims, Dr. Cheung would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards will accelerate in full (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under the Company’s life insurance policies, in the event that Dr. Cheung’s employment terminates due to his death while he is outside of his country of residence (for any reason), should the supplement be required in order to provide for total death benefits equal to two times his then-current annual base salary.
Dr. Wupen Yuen
In January 2005, we entered into an offer letter with Dr. Yuen to serve as our Director of Business Development on an at-will basis. The offer letter provides for an annual base salary which is currently set at $380,380 per year, which base salary increase became effective July 1, 2021, subject to periodic review and adjustment.
Effective as of August 5, 2016, we entered into a retention agreement with Dr. Yuen. The retention agreement provides for the payment of severance benefits to Dr. Yuen in the event of the termination of his employment as described below.
Involuntary termination generally. Under the retention agreement, if Dr. Yuen’s employment terminates as a result of Involuntary Termination, and provided that Dr. Yuen provides a valid and effective release of all employment related claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 200% of his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Dr. Yuen’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Dr. Yuen provides a valid and effective release of all employment related claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards will accelerate in full (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Dr. Yuen’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary should the supplement be required in order to provide for total death benefits equal to two times his then-current annual base salary.
Bradford W. Wright
In July 2021, we entered into an offer letter with Mr. Wright to serve as our Senior Vice President of Global Sales, on an at-will basis. The offer letter provides for an initial annual base salary of $370,000 per year, subject to periodic review and adjustment. The letter also provides for Mr. Wright’s eligibility for annual variable pay based on our performance, for a restricted stock unit award (which was granted in July 2021) and a sign on bonus in the amount of $250,000, paid in installments and subject to repayment under certain terms.
Effective as of July 27, 2021, we entered into a retention agreement with Mr. Wright. The retention agreement provides for the payment of severance benefits to Mr. Wright in the event of the termination of his employment as described below.
Involuntary termination generally. Under the retention agreement, if Mr. Wright’s employment terminates as a result of Involuntary Termination, and provided that Mr. Wright provides a valid and effective release of all employment related claims, Mr. Wright would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 100% of his base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Wright’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Mr. Wright’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Mr. Wright provides a valid and effective release of all employment related claims, Mr. Wright would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 100% his base salary, (B) 100% of his target bonus for the year of termination, and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Wright’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 24 month period following the effective date of the Change in Control (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Wright’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary should the supplement be required in order to provide for total death benefits equal to two times his then-current annual base salary.
Potential Payments upon Termination or Change in Control
Based on the retention agreements as discussed in the section above entitled “Executive Compensation—Employment Agreements,” the following table describes the payments that we would have made to our named executive officers in connection with certain terminations of employment and/or certain corporate transactions like a Change in Control, if such events had occurred on December 31, 2021, the last business day of our most recently completed fiscal year. All severance benefits are contingent upon the individual’s execution of a general release of all claims.
In addition, pursuant to our 2010 Equity Incentive Plan, in the event that there had been a change in control (as defined in the 2010 Equity Incentive Plan in a manner that is generally consistent with the definition set forth above) on December 31, 2021, and if the surviving or acquiring corporation had elected not to assume or substitute outstanding awards, the vesting of outstanding awards held by each of our director-level employees, non-employee directors and Section 16 officers, including our named executive officers, on such date would accelerate as if each holder had completed an additional 12 months of service.
Pursuant to our 2020 Plan, in the event that there had been a corporate transaction (as defined in the 2020 Plan) on December 31, 2021, and if the surviving or acquiring corporation had elected not to assume, continue or substitute for outstanding equity awards held by each of our current service providers, including our named executive officers, the vesting of such awards would accelerate in full.

Named Executive Officer(12)	Termination or Change in Control Event (1)	Salary ($)	Bonus ($)	Benefits ($)	Equity Acceleration ($)(2)(11)	Total ($)
Timothy S. Jenks	Involuntary termination prior to and not related to a change in control	1,092,624(3)	546,312(4)	144,000(5)	2,307,283	4,090,219
	Change in control—awards assumed and change in control involuntary termination(8)	1,092,624(3)	1,092,624(6)	144,000(5)	5,950,741	8,279,989
	Change in control—awards not assumed and change in control involuntary termination(9)	1,092,624(3)	1,092,624(6)	144,000(5)	5,950,741	8,279,989
	Change in control—awards not assumed and employment continues(10)	—	—	—	2,307,283	2,307,283
Elizabeth Eby	Involuntary termination	376,016(7)	—	72,000(5)	755,297	1,203,313
	Change in control—awards assumed and involuntary termination(8)	376,016(7)	225,610(4)	72,000(5)	1,116,108	1,789,734
	Change in control—awards not assumed and involuntary termination(9)	376,016(7)	225,610(4)	72,000(5)	1,116,108	1,789,734
	Change in control—awards not assumed and employment continues(10)	—	—	—	755,297	755,297
Dr. Raymond Cheung	Involuntary termination	790,460(3)	—	144,000(5)	755,297	1,689,757
	Change in control—awards assumed and involuntary termination(8)	790,460(3)	474,276(6)	144,000(5)	1,707,084	3,115,820
	Change in control—awards not assumed and involuntary termination(9)	790,460(3)	474,276(6)	144,000(5)	1,707,084	3,115,820
	Change in control—awards not assumed and employment continues(10)	—	—	—	755,297	755,297
Dr. Wupen Yuen	Involuntary termination	760,760(3)	—	144,000(5)	825,999	1,730,759
	Change in control—awards assumed and involuntary termination(8)	760,760(3)	456,456(6)	144,000(5)	1,813,137	3,174,353
	Change in control—awards not assumed and involuntary termination(9)	760,760(3)	456,456(6)	144,000(5)	1,813,137	3,174,353
	Change in control—awards not assumed and employment continues(10)	—	—	—	825,999	825,999
Bradford W. Wright	Involuntary termination	370,000(7)	—	72,000(5)	522,196	964,196
	Change in control—awards assumed and involuntary termination(8)	370,000(7)	99,748(4)	72,000(5)	1,044,392	1,586,140
	Change in control—awards not assumed and involuntary termination(9)	370,000(7)	99,748(4)	72,000(5)	1,044,392	1,586,140
	Change in control—awards not assumed and employment continues(10)	—	—	—	522,196	522,196
(1)No compensation is payable where there is a change in control, awards are assumed and employment continues.
(2)The value realized is the gain that our named executive officers would receive, calculated as the difference between the closing price per share of our common stock on December 31, 2021, of $15.37 per share, and the exercise price of the named executive officers’ unvested options or awards subject to acceleration upon or following the applicable event.
(3)Represents 200% of base salary calculated at a rate in effect on December 31, 2021.
(4)Represents 100% of target bonus for such named executive officer for 2021.

(5)Represents a cash payment that is intended to assist in the payment of, but not required to be used for, continued health insurance.
(6)Represents 200% of target bonus for such named executive officer for 2021.
(7)Represents 100% of base salary calculated at a rate in effect on December 31, 2021.
(8)Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring entity elects to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.
(9)Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.
(10)Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards and such named executive officer’s employment continues.
(11)Equity Acceleration values in this column do not reflect any portion of PRSUs that will or may accelerate on or following our change in control or a qualifying termination of employment by any of our named executive officers, in part because the acceleration terms applicable to such PRSUs present valuation complexities. However, if all unvested PRSUs held as of December 31, 2021, by each of our named executive officers were to accelerate in full as of that date, and using the closing price per share of our common stock on December 31, 2021, of $15.37 per share, the value of such accelerated vesting would equal $781,565 for Ms. Eby; $781,565 for Dr. Cheung; and $816,916 for Dr. Yuen. The amount for Mr. Jenks is included in the table above.
(12)Pursuant to our retention agreements with each named executive officer, if the officer dies while outside of their country of residence, he or she will receive an amount of up to two times their then-current annual base salary. Based on base salaries in effect as of December 31, 2021, the maximum amount payable to each officer would be: $1,092,624 for Mr. Jenks; $752,032 for Ms. Eby; $790,460 for Dr. Cheung; $760,760 for Dr. Yuen, and $740,000 for Mr. Wright.
Each of the named executive officers is eligible to receive certain compensation and benefits in connection with the Merger. The Merger has been approved by our stockholders and is expected to close in the second half of calendar 2022 subject to completion of closing conditions. Please refer to the section above entitled “Proposed Merger with Lumentum Holdings, Inc.” (and to the specific public filings referenced therein) for a description of the Merger, including the treatment of outstanding equity awards held by our employees, including our named executive officers, and the potential payments and benefits our named executive officers may receive in connection with the Merger.
Pay-Ratio Information
Under Item 402(u) of Regulation S-K of the SEC rules (the “Rule”), we are required to provide to our stockholders specified disclosure regarding the relationship of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (except our CEO), referred to as the “pay-ratio” disclosure.
For Fiscal 2021, the annual total compensation of Mr. Jenks, as reported in the Summary Compensation Table, was $2,620,390. The median of the annual total compensation of our employees excluding Mr. Jenks was $32,041. Based upon this information, the ratio of the annual total compensation of Mr. Jenks to the median of the annual total compensation of all other employees (excluding Mr. Jenks) was 82 to 1.
Pursuant to the Rule, we are permitted to use the same median employee we identified in 2020 because we have determined that there have been no changes to our employee population or employee compensation arrangements in 2021 that we believe would significantly affect our pay ratio disclosure.
We calculated the annual total compensation for our median employee for fiscal 2021 using the same methodology used to calculate annual total compensation for the named executive officers as set forth in the Summary Compensation Table. We determined that the employee’s annual total compensation for the fiscal year ended December 31, 2021 was $32,041 (excluding any estimated retirement and health benefits).
The pay ratio above represents our reasonable estimate calculated in a manner consistent with the Rule and applicable guidance. The Rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the Rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the Rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
Our non-employee director policy provides the following compensation package for our non-employee directors.
Cash Compensation

Annual retainer	$42,500
Additional retainer Audit Committee Chair	$20,000
Additional retainer Audit Committee member	$10,000
Additional retainer Compensation Committee chair	$15,000
Additional retainer Compensation Committee member	$5,500
Additional retainer Nominating and Corporate Governance Committee chair	$10,000
Additional retainer Nominating and Corporate Governance Committee member	$4,600
Additional retainer for Lead Independent Director	$7,500
Additional payment for Technical Advisory Board per regular meeting	$2,500(1)
(1) If meeting requires one day or more of travel, the amount paid will be $5,000.
Equity Compensation in Effect in 2021. Until September 28, 2021, our non-employee director compensation policy provided that on the date of each annual stockholders’ meeting, each non-employee director would receive (A) a grant of an option to purchase that number of shares of our common stock with a target value equal to (1) $47,000, which shall vest ratably over 12 months and (B) a grant of restricted stock units covering that number of shares of our common stock equal to (1) $47,000 divided by (2) the fair market value of a share of our common stock on the date of such grant, which shall vest on the 12 month anniversary of the date of grant. Each of the option grants would have had an exercise price equal to the fair market value of our common stock on the date of grant. The target value for the stock option grants would be calculated using a Black-Scholes model and based on a 30-day trading average (ending the day before the grant date).
Current Equity Compensation. On September 28, 2021, our Compensation Committee updated our non-employee director compensation policy to provide that on the date of each annual stockholders’ meeting, each non-employee director will receive a grant of restricted stock units covering that number of shares of our common stock equal to $90,000 divided by the fair market value of a share of our common stock on the date of such grant, vesting on the 12 month anniversary of the date of grant.
The vesting of all then-outstanding equity awards issued under our non-employee director compensation policy will accelerate in full in the event of a change in control transaction with respect to each non-employee director whose continuous service has not terminated prior to the effective time of the transaction. This vesting acceleration was approved by our Compensation Committee in March 2022 after taking into account input from our independent compensation consultant regarding market practices at comparable companies as well as other factors deemed relevant by the committee.
Director Compensation Table
The following table sets forth information regarding fees paid to our non-employee directors for their service on our board of directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Stock Awards(1)	Total
Charles J. Abbe	$64,600	$47,402	$46,996	$158,998
Bandel L. Carano	52,500	47,402	46,996	146,898
Kimberly Y. Chainey	34,175	47,402	46,996	128,573
Dr. Yanbing Li	52,500	47,402	46,996	146,898
Dr. Rajiv Ramaswami	57,500	47,402	46,996	151,898
Sheri L. Savage	26,250	45,141	46,991	118,382
Michael J. Sophie	68,000	47,402	46,996	162,398
Ihab Tarazi	48,000	47,402	46,996	142,398
(1)Amounts reflect the grant date fair value of stock options and stock awards (restricted stock units) granted in 2021 calculated in accordance with applicable accounting guidance for share-based payment transactions. Only one stock option and only one restricted stock unit award was granted to each non-employee director in 2021. The valuation assumptions used in determining such amounts are described in Note 17 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 25, 2022.
As of December 31, 2021, our non-employee directors held outstanding stock options and stock awards as follows:

Name	Stock Options	Stock Awards
Charles J. Abbe	32,748	4,621
Bandel L. Carano	78,691	4,621
Kimberly Y. Chainey	7,641	4,621
Dr. Yanbing Li	3,821	4,621
Dr. Rajiv Ramaswami	68,292	4,621
Sheri L. Savage	7,457	4,685
Michael J. Sophie	11,373	4,621
Ihab Tarazi	53,320	4,621
Stock Ownership Guidelines
As part of our overall corporate governance policies, and to align the interests of our non-employee directors with the interests of our stockholders, our board of directors believes that our non-employee directors should have a significant financial stake in our company. Accordingly, the board believes that each non-employee director should own shares of our common stock with a value equal at least to three times the current cash annual retainer for board service, which as of March 2022 is equivalent to $127,500 based on a $42,500 annual retainer. Non-employee directors have a three year period from either (i) January 1, 2017 or (ii) the date such non-employee director joins the board, whichever is later, over which to achieve this ownership level.
As of December 31, 2021, each of our non-employee directors had either achieved his or her required ownership level or still had a remaining period of time to acquire the required beneficial ownership levels.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee currently consists of Mr. Abbe, Ms. Chainey, Dr. Ramaswami, Mr. Sophie and Mr. Tarazi. None of the members of our Compensation Committee have, at any time, been one of our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
The following is a summary of transactions since January 1, 2021, to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” and “Management—Director Compensation” sections of this proxy statement.
Indemnification of Officers and Directors
Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.
Our bylaws provide that:
(1)We are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
(2)We may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;
(3)We are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and
(4)The rights conferred in the bylaws are not exclusive.
In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We have also obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
Policies and Procedures for Related Party Transactions
We believe that we executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
All related party transactions will be reviewed and approved by our Audit Committee. Pursuant to our code of business conduct and ethics, the Audit Committee is responsible for approving, prior to our entry into any transaction involving related parties, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest. In reviewing and approving these transactions, our Audit Committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval.

OTHER MATTERS
We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons voting the proxies.
Whether or not you intend to be present at the Annual Meeting, we urge you to submit your voted proxy promptly.
Timothy S. Jenks
President, Chief Executive Officer and
Chairman of the Board of Directors
San Jose, California, USA

Dated: April 22, 2022

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission, is available without charge upon written request to Barbara Rogan, Senior Vice President & General Counsel, NeoPhotonics Corporation, 3081 Zanker Road, San Jose, California 95134 USA or at our website at http://IR.neophotonics.com

ANNUAL MEETING OF STOCKHOLDERS OF NEOPHOTONICS CORPORATION June 2, 2022 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/16875/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NO. 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20303000000000000000 2 060222 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 1. Election of Directors: O Kimberly Y. Chainey O Rajiv Ramaswami PhD O Ihab Tarazi 2. Ratification of the selection by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. The Board of Directors recommends you vote FOR the following proposal:The Board of Directors recommends you vote FOR the following: FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES:

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 NEOPHOTONICS CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 2, 2022 9:00 AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Timothy S. Jenks and Elizabeth L. Eby or either of them, as proxies of the stockholders, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of NEOPHOTONICS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Pacific Time on June 2, 2022, virtually at https://web.lumiagm.com/290418259 (password: neophotonics2022), and any adjournment or postponement thereof. The Board of Directors recommends a vote "FOR" all nominees listed in Proposal No. 1, and "FOR" Proposal No. 2. THIS PROXY,WHEN PROPERLY EXECUTED,WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN PROPOSAL NO. 1, AND "FOR" PROPOSAL NO. 2. (Continued and to be signed on the reverse side) 1.1